Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

AECOM TECHNOLOGY CORPORATION,

AECOM TECHNICAL SERVICES, INC.,

TISHMAN CONSTRUCTION CORPORATION,

and

THE STOCKHOLDERS OF TISHMAN CONSTRUCTION CORPORATION

Dated as of July 14, 2010

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 14, 2010 (this “Agreement”), by and among AECOM Technology Corporation, a Delaware corporation (the “Parent”), AECOM Technical Services, Inc., a California corporation (the “Buyer”), Tishman Construction Corporation, a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”).

RECITALS

A.                                   The Sellers own 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company.

B.                                     The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Certain Defined Terms.  For purposes of this Agreement:

“Accounts Receivable” means all (a) billed accounts receivable, and (b) unbilled accounts receivables for supervisory payroll, field labor payroll and ordinary course reimbursable expenses; in the case of both (a) and (b), (i) owned by the Company or any of its Subsidiaries and (ii) without any adjustments that may be required by GAAP.

“Action” means any claim, action, suit or proceeding by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, (a) none of the joint ventures set forth in Part I of Schedule 1.1(a) of the Disclosure Letter shall be considered an Affiliate of the Company or its Subsidiaries and (b) none of the three former subsidiaries of the Company set forth in Part II of Schedule 1.1(a) of the Disclosure Letter, all of which have been previously transferred to other Affiliates of the Sellers, shall be considered an Affiliate of the Company or its Subsidiaries.

“Amended and Restated License Agreement and Trademark Assignment” means that certain Amended and Restated License Agreement and Trademark Assignment

dated the date hereof and entered into between the Company and TTV Realty Holdings Inc.

“Ancillary Agreements” means the Employment Agreement, the Escrow Agreement, the Amended and Restated License Agreement and Trademark Assignment, the Occupancy Agreement, the Shared Services Agreement and the IBNR Agreement.

“Bid” means any quotation, bid or proposal by one or more of the Company and its Subsidiaries which, if accepted or awarded, would lead to a Government Contract.

“Business” means all of the business operations and activities conducted by the Company and its Subsidiaries under the name “Tishman” and/or the red letter “T” logo as of the Closing Date, including the following in connection with construction projects: construction management, cost engineering and estimating services, pre-construction services, program and project management and consulting.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Closing Cash Payment” means $201,811,170.51, which is an aggregate amount equal to (a) (i) $245,000,000, minus (ii) the Estimated Closing Debt, if any, minus (iii) the Estimated Working Capital Deficiency, if any, plus (iv) the Estimated Working Capital Surplus, if any, plus (v) the Estimated Section 338(h)(10) Cost, minus (b) the dollar value of the Closing Stock Payment, minus (c) the Indemnity Escrow Amount, minus (d) the amount being paid by the Buyer on behalf of the Sellers (pro rata based on their ownership percentages in the Company), to the parties listed in the second sentence of Section 3.24.

“Closing Debt” means the Debt of the Company and its Subsidiaries as of 5:00 P.M. Eastern time on the Closing Date.

“Closing Net Working Capital” means (a) the sum of the Company’s and its Subsidiaries’ current assets as of 5:00 P.M. Eastern time on the Closing Date, calculated in the same manner as the Target Working Capital, minus (b) the sum of the Company’s and its Subsidiaries’ current liabilities as of 5:00 P.M. Eastern time on the Closing Date, calculated in the same manner as the Target Working Capital; provided, that in calculating the Closing Net Working Capital (i) only actual numbers (and not forecasts or estimates) shall be used and (ii) no non-balance sheet items set forth in the worksheets attached to Schedule 1.1(b) shall be considered.

“Closing Stock Payment” means 1,307,189 shares of Parent Common Stock, which is that number of shares of Parent Common Stock equal to the result of $30,000,000 divided by the Parent Common Stock Value, rounded down to the nearest whole share.

“Company Material Adverse Effect” means any event, change, development, effect, conditions, circumstance, matter, occurrence or state of facts that (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) materially impairs the abilities of the Sellers to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, (iii) any change or development in the construction industry generally, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) the negotiation, execution, delivery, performance or public announcement of this Agreement (including, without limitation, any adverse change in customer, employee, supplier, financing source, licensor, licensee, joint venture partner or any other similar relationships), (vi) any change resulting from the failure of the Buyer to consent to any acts or actions requiring the Buyer’s consent under this Agreement and for which the Company has sought such consent or (vii) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any projections, forecasts, estimates of earnings or revenues, or business plans (provided, however, that the event or circumstance resulting in such failure shall be considered in determining whether a Company Material Adverse Effect has occurred (unless otherwise excluded pursuant to clauses (i)—(vi) above, subject to the exception immediately below with respect to clauses (i), (ii) and (iii)), except, in the case of clauses (i), (ii) or (iii), to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the construction industry.

“Contract” means any written contract, agreement, arrangement or understanding.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Core Business” means all of the Business conducted by the Company and its Subsidiaries as of the Closing Date and the business operations and activities conducted by Parent, the Buyer and their respective Affiliates as of the Closing Date regarding construction management, cost engineering and estimating services, pre-construction services, program and project management, design architecture and engineering, planning, consulting, asset management, operations and maintenance.

“Debt” means (a) any indebtedness for borrowed money of any of the Company or its Subsidiaries, whether or not contingent, or evidenced by bonds, notes,

debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing capitalized lease obligations, (b) any balance deferred and unpaid of the purchase price of any property of any of the Company or its Subsidiaries (or required to be paid by any of the Company or its Subsidiaries), except any such balance that constitutes an accrued expense or account payable, in each case incurred in the ordinary course of business, (c) all indebtedness of others secured by an Encumbrance on any asset of any of the Company or its Subsidiaries (whether or not such indebtedness is assumed by any of the Company or its Subsidiaries), other than Encumbrances incurred in connection with leases of personal property in the ordinary course of business (d) to the extent not otherwise included by clauses (a) through (c), any guaranty by any of the Company or its Subsidiaries of any indebtedness of any Person, other than any of the Company or its Subsidiaries, (e) “change of control,” severance, or other similar obligations to employees of the Company or its Subsidiaries payable as a result of the consummation of the transactions contemplated by this Agreement and (f) all principal, interest, fees, prepayment premiums or charges and other amounts payable by any of the Company or its Subsidiaries in connection with such indebtedness.

“Employment Agreement” means the Employment Agreement of Daniel R. Tishman with Parent and the Company dated as of the date hereof.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws of any Governmental Authority relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, health, safety or natural resources.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A. or such other bank or trust company agreed upon by the Buyer and the Sellers to act as the escrow agent in connection with this Agreement and the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers and the Escrow Agent, dated as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means each of (i) Daniel R. Tishman; (ii) John A. Vissicchio; (iii) Frank Beck; (iv) Dan McQuade; (v) Jay Badame; (vi) John Livingston; and (vii) Pete Marchetto.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Government Contract” means any written purchase order, delivery order, task order, change order or Contract between one or more of the Company and its Subsidiaries and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substances” means any wastes, substances or materials defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws.

“IBNR Agreement” means that certain Agreement dated the date hereof and entered into between the Company, TTV Realty Holdings, Inc. and Tishman Hotel & Realty LP, relating to certain health claims incurred by employees of Tishman Hotel & Realty LP , TVB Corporation and Janus Equities, LLC.

“Immediate Family,” with respect to any specified Person, means any of such Person’s spouse, parents or children.

“Income Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with respect to Income Taxes.

“Income Taxes” means any federal, state, local, or foreign Tax based on or measured by reference to net income or overall gross receipts, including any interest, penalty, or addition thereto.

“Indemnity Escrow Amount” means an amount equal to $30,000,000 in cash.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Intellectual Property” means intellectual property rights of any kind or nature, including all intellectual property rights arising from or associated with the following: (a) trade names, trademarks, service marks (registered and unregistered), domain names and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (b) patents and patent applications (collectively, “Patents”); (c) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); and (d) know-how, methods, processes, customer lists and any other information to the extent subject to protection as trade secrets under applicable Law (collectively, “Trade Secrets”).

“knowledge” means (a) with respect to the Company, the actual knowledge of the following persons after reasonable inquiry: (i) Daniel R. Tishman; (ii) John A. Vissicchio; (iii) Gary Buscemi; (iv) Judy Herman; (v) Paul Praylo; (vi) William Motherway; (vii) Frank Beck; (viii) Matt Stolper; (ix) Dan McQuade; (x) Jay Badame; (xi) John Livingston and/or (xii); Pete Marchetto and (b) with respect to the Buyer, the actual knowledge of the following persons after reasonable inquiry: (i) John M. Dionisio; (ii) Alan P. Krusi; (iii) Eric Chen; and/or (iv) Glenn R. Robson.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries.

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, claims, judgments, awards, penalties, interest, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing); provided, that (a) Losses shall not include consequential damages, special damages, punitive damages or lost profits, and (b) for purposes of computing Losses incurred by an Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received on a net of Taxes basis, and any quantifiable Tax benefits (which shall in no event be subject to audit or other investigation by the Indemnifying Party) actually received, by such Indemnified Party or any of such Indemnified Party’s Affiliates in connection with such Losses or the circumstances giving rise thereto.

“Net Revenues” means gross revenues minus subcontractor costs and other costs and expenses passed through to third parties (whether such third parties are Affiliates or are not Affiliates).

“Occupancy Agreement” means that certain Occupancy Agreement, dated as of the date hereof, between the Company and Tishman Hotel & Realty, LP covering the premises located at 666 Fifth Avenue, New York, New York.

“Occupational Safety and Health Law” means any Law of any Government Authority enacted or promulgated which requires or relates to Occupational Safety and Health Matters.

“Occupational Safety and Health Liabilities” means any cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to:

(i)                                     fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, remedial costs and expenses arising under Occupational Safety and Health Law;

(ii)                                  financial responsibility for corrective action, including, without limitation, any investigation, or abatement action including but not limited to engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final decision, injunction, order, judgment, ruling or decree of any applicable Occupational Safety and Health jurisdiction; and

(iii)                               any other compliance, corrective or remedial measures required under Occupational Safety and Health Law.

“Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Leased Real Property.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock Value” means $22.95 per share, which is the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system for the ten (10) consecutive trading days ending on and including the third trading day preceding the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Purchase Price” means an aggregate amount equal to (a) $245,000,000, minus (b) the Closing Debt, if any, minus (c) the Working Capital Deficiency, if any, plus (d) the Working Capital Surplus, if any, plus (e) the Section 338(h)(10) Cost.

“Related Party” means, with respect to the Company and its Subsidiaries, (a) any Affiliate of the Company (other than the Subsidiaries); (b) any Affiliate of any Subsidiary of the Company (other than the Company); (c) any director of the Company or Executive Officer; (d) any Seller; or (e) any Immediate Family of any Seller or such person described in clause (c).

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”).

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“S Corporation Return” means IRS Form 1120S and such schedules and attachments that are required to be filed therewith, and any corresponding form and related schedules and attachments required to be filed therewith for applicable state or local income Tax purposes.

“SEC” means United States Securities and Exchange Commission.

“Shared Services Agreement” means the Shared Services Agreement dated as of the date hereof and entered into by the Company and Tishman Hotel & Realty, LP.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that, for the avoidance of doubt, (a) none of the joint ventures set forth in Part I of Schedule 1.1(a) of the Disclosure Letter shall be considered a Subsidiary of the Company or its Subsidiaries and (b) none of the three former subsidiaries of the Company set forth in Part II of Schedule 1.1(a) of the Disclosure Letter, all of which have been previously transferred to other Affiliates of the Sellers, shall be considered a Subsidiary of the Company or its Subsidiaries.

“Target Working Capital” means $20,000,000, which has been calculated in the manner set forth on Schedule 1.1(b) of the Disclosure Letter.

“Taxes” means:  (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“THR Activities” means all of the business operations and activities conducted by the Sellers and their Affiliates (including Tishman Hotel & Realty LP and TTV Realty Holdings Inc.), whether conducted for their own account or for third parties including real estate:  (a) ownership, asset and property management and development; (b) advisory, technical and pre-construction services; (c) brokerage, sales and leasing services; and (d) construction, project and program management, but solely for the purposes of this clause (d), to the extent that, and in calendar years in which, the aggregate Net Revenues of the Sellers and their Affiliates (including Tishman Hotel & Realty LP and TTV Realty Holdings Inc.) from the activities described in this clause (d) do not constitute, in respect of the calendar year in question, more than 20% of the aggregate Net Revenues of the Sellers and their Affiliates (including Tishman Hotel & Realty LP and TTV Realty Holdings Inc.) from all sources for such calendar year.

“Tishman Group” means Daniel R. Tishman and Tishman Holdings I, L.L.C.

“Transaction Expenses” means all out-of-pocket fees and expenses (a) accrued prior to the Closing and payable by the Company or any of its Subsidiaries, (b) accrued following the Closing and payable by the Sellers or any of their respective Affiliates or (c) accrued following the Closing and payable by the Company or any of its Subsidiaries for any services or other arrangements performed at the direction or on behalf of the Sellers or any of their respective Affiliates (or at the direction of or on behalf of the Company or any of its Subsidiaries prior to the Closing), in the case of each of (a), (b) and (c), in connection with the transactions contemplated by this Agreement and the execution and delivery of the Ancillary Agreements (other than such fees and expenses payable in the course of performance of such Ancillary Agreements), including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer.

“Vissicchio” means John A. Vissicchio.

“Vissicchio Group” means Vissicchio and Tishman Holdings II, L.L.C.

Section 1.2                                      Accounting Terms.  Except to the extent otherwise provided for in this Agreement or on Schedule 1.1(b) of the Disclosure Letter, any accounting term shall be construed in accordance with GAAP.

Section 1.3                                      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

401(k) Transfer Date	5.9(c)
Affected Employees	5.9(c)
Agreement	Preamble
Audited Balance Sheet	3.6(b)
Audited Financial Statements	3.6(a)
Bonus Shares	5.8
Buyer	Preamble
Buyer Indemnified Parties	7.2(a)
Buyer Plans	5.9(a)
CERCLA	1.1
Closing	2.2(a)
Closing Adjustment Statement	2.3(a)
Closing Date	2.2(a)
Code	3.10(b)
Common Stock	Recitals
Company	Preamble

Definition	Location

Company Employees	5.9(a)
Company Group Employees	5.2(a)(ii)
Company Registered IP	3.14(e)
Confidential Information	5.6(a)
Confidentiality Agreement	9.6
Copyrights	1.1
Core Representations	7.1(a)
CTA Liability	6.7(b)
D&O Indemnified Parties	5.10(a)
Deductible	7.5(a)
Deficiency	2.3(e)
Disclosure Letter	Article III
Environmental Breach	7.4(b)
Environmental Permits	3.16(b)
ERISA	3.10(a)(i)
Estimated Closing Debt	2.2(b)
Estimated Closing Working Capital	2.2(b)
Estimated Section 338(h)(10) Cost	2.2(b)
Estimated Working Capital Deficiency	2.2(b)
Estimated Working Capital Surplus	2.2(b)
Fractional Share Amount	2.2(d)
Gross-Up Payment	6.7(b)
HSR Act	3.3(b)
Indemnified Party	7.4(a)(i)
Indemnifying Party	7.4(a)(i)
Independent Accounting Firm	2.3(c)
Interim Balance Sheet	3.6(b)
Interim Financial Statements	3.6(b)
IRS	3.10(b)
Licenses	3.8(b)
Marks	1.1
Material Contracts	3.17(a)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
New 401(k) Plans	5.9(c)
Notice of Disagreement	2.3(b)
Parent	Preamble
Parent SEC Documents	4.7
Patents	1.1
Permitted Encumbrances	3.12(a)
Plans	3.10(a)(iii)
Post-Closing Tax Period	6.8(a)
Pre-Closing Tax Period	6.1(a)(ii)
Records	5.1(a)
Representatives	2.3(b)

Definition	Location

Restricted Bonus Shares	5.8
Section 338 Allocation	6.2(c)
Section 338(h)(10) Cost	6.7(a)
Section 338(h)(10) Election	6.2(a)(i)
Section 338(h)(10) Election Forms	6.2(a)(i)
Securities Act	3.31
Seller Group	5.14
Seller Group Employees	5.2(b)
Seller Indemnified Parties	7.3
Sellers	Preamble
Sellers’ Tax Contest Claim	6.8(a)
Shares	Recitals
Straddle Period	6.5
Tax Contest Claims	6.8(a)
TCC 401(k) Plan	5.9(c)
Third Party Claim	7.4(a)(i)
Transfer Tax	6.10
Trimco	3.30
Unrestricted Bonus Shares	5.8

ARTICLE II
PURCHASE AND SALE

Section 2.1                                      Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, contemporaneously with the execution of this Agreement, the Sellers shall sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Company contained herein, shall purchase the Shares from the Sellers, for the Purchase Price, payable as provided in Sections 2.2(b), 2.2(c) and 2.3.

Section 2.2                                      Closing.

(a)                                  The sale and purchase of the Shares shall take place contemporaneously with the execution of this Agreement (the “Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m., Pacific time.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 No later than four Business Days prior to the Closing Date, the Company delivered to the Buyer, together with a certificate signed by the Chief Financial Officer of the Company certifying each of (i) an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) an estimate of the Closing Debt (the “Estimated Closing Debt”) and (iii) an estimate of the Section 338(h)(10) Cost (the “Estimated Section 338(h)(10) Cost”), in each case prepared in good faith and on a basis consistent with the Interim Balance Sheet.  If the Estimated Closing Net Working

Capital is less than the Target Working Capital, such deficiency shall be an “Estimated Working Capital Deficiency.”  If the Estimated Closing Net Working Capital is greater than the Target Working Capital, such surplus shall be an “Estimated Working Capital Surplus.”

(c)                                  At the Closing,

(i)                                     the Buyer shall:

(A)                              deliver to each Seller, by wire transfer of immediately available funds in United States dollars to the bank account previously designated in writing by each Seller to the Buyer, the percentage or portion (expressed in dollars) of the Closing Cash Payment set forth beside such Seller’s name in Schedule 2.2(c)(i)(A) of the Disclosure Letter;

(B)                                cause to be delivered to each Seller the percentage or portion (expressed in dollars) of the Closing Stock Payment set forth beside such Seller’s name in Schedule 2.2(c)(i)(B) of the Disclosure Letter;

(C)                                cause to be delivered to the Escrow Agent the stock component of the Indemnity Escrow Amount and deposit the cash component of the Indemnity Escrow Amount by wire transfer to the bank account(s) previously designated in writing by the Escrow Agent to the Buyer, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(D)                               deliver to the Sellers an executed counterpart of each Ancillary Agreement, signed by the Buyer.

(ii)                                  each of the Sellers shall deliver or cause to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and

(iii)                               the Company shall deliver to the Buyer:

(A)                              copies of the authorizations and consents of third parties set forth in Schedule 2.2(c)(iii)(A) of the Disclosure Letter;

(B)                                letters of resignation from the directors and officers of the Company and each of its Subsidiaries in accordance with Section 5.4;

(C)                                a certificate of non-foreign status described in Treasury Regulations section 1.1445-2(b)(2) and executed by each of the Sellers;

(D)                               an executed counterpart of each Ancillary Agreement, signed by each party other than the Buyer or Parent;

(E)                                 a waiver from Lexington Insurance Company of the change of control termination provision in the Company’s Real Select policy; and

(F)                                 the Section 338(h)(10) Election Forms.

(d)                                 No fractional shares of Parent Common Stock shall be issued in connection with the transactions contemplated by this Agreement.  Instead, the Sellers shall receive an amount in cash in lieu thereof equal to such fractional interest of Parent Common Stock, if any, multiplied by the Parent Common Stock Value (the “Fractional Share Amount”).

Section 2.3                                      Post-Closing Adjustment of Purchase Price.

(a)                                  Within 60 days after the Closing Date, the Buyer shall deliver to the Sellers a statement (the “Closing Adjustment Statement”) setting forth the Buyer’s calculation of (i) the Closing Net Working Capital, (ii) the Closing Debt and (iii) the Section 338(h)(10) Cost; provided, that no purchase accounting adjustments in respect of the transactions contemplated by this Agreement shall be made.

(b)                                 During the 20 Business Day period following the Sellers’ receipt of the Closing Adjustment Statement, the Buyer shall provide the Sellers and their officers, directors, principals, employees who need to know, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) with access to the working papers of the Buyer relating to the Closing Adjustment Statement, and the Buyer shall cooperate with the Sellers and their Representatives to provide them with any other information used in preparing the Closing Adjustment Statement reasonably requested by the Sellers and their Representatives.  The Closing Adjustment Statement shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, the Sellers deliver to the Buyer written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item.  The Sellers shall be deemed to have agreed with all items and amounts in the Closing Adjustment Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review pursuant to Section 2.3(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts reflected on the Closing Adjustment Statement not being calculated in accordance with this Agreement and Schedule 1.1(b) of the Disclosure Letter.

(c)                                  During the 10 Business Day period following delivery of a Notice of Disagreement by the Sellers to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein.  During such 10 Business Day period, the Sellers shall provide the Buyer and its Representatives with access to the working papers of the Sellers relating to such Notice of Disagreement, and the Sellers and their auditors shall cooperate with the Buyer and its Representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Buyer or its auditors.  Any disputed items resolved in writing between the Sellers and the Buyer within such 10 Business Day period shall be final and binding with respect to such items, and if the Sellers and the

Buyer agree in writing on the resolution of each disputed item specified by the Sellers in the Notice of Disagreement, the amount of the Closing Net Working Capital, the Closing Debt and/or the Section 338(h)(10) Cost so determined shall be final and binding on the parties for all purposes hereunder.  If the Sellers and the Buyer have not resolved all such differences by the end of such 10 Business Day period, the Sellers and the Buyer shall submit, in writing, to a national independent public accounting firm mutually acceptable to the parties (the “Independent Accounting Firm”), briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Net Working Capital, the Closing Debt and/or the Section 338(h)(10) Cost, as applicable, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, the Closing Debt and/or the Section 338(h)(10) Cost, as applicable, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.3 within the range of the difference between the Buyer’s position with respect thereto and the Sellers’ position with respect thereto.  The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.3.  The Independent Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other “Big 4” independent public accounting firm as shall be agreed in writing by the Sellers and the Buyer.  The Sellers and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in any court of competent jurisdiction.  The costs of the Independent Accounting Firm, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the auditors and other Representatives of each party incurred in connection with their preparation or review of the Closing Adjustment Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(d)                                 (i)                                     if the Closing Net Working Capital as finally determined pursuant to this Section 2.3 is greater than the Estimated Closing Net Working Capital, the Buyer shall pay such excess to the Sellers in accordance with Section 2.3(e);

(ii)                                  if the Closing Net Working Capital as finally determined pursuant to this Section 2.3 is less than the Estimated Closing Net Working Capital, the Sellers shall pay such deficiency to the Buyer in accordance with Section 2.3(e);

(iii)                               if the Closing Debt as finally determined pursuant to this Section 2.3 is less than the Estimated Closing Debt, the Buyer shall pay such deficiency to the Sellers in accordance with Section 2.3(e);

(iv)                              if the Closing Debt as finally determined pursuant to this Section 2.3 is greater than the Estimated Closing Debt, the Sellers shall pay such excess to the Buyer in accordance with Section 2.3(e);

(v)                                 if the Section 338(h)(10) Cost as finally determined pursuant to this Section 2.3 is less than the Estimated Section 338(h)(10) Cost, the Sellers shall pay such deficiency to the Buyer in accordance with Section 2.3(e); and

(vi)                              if the Section 338(h)(10) Cost as finally determined pursuant to this Section 2.3 is greater than the Estimated Section 338(h)(10) Cost, the Buyer shall pay, subject to the limitations set forth in Section 6.7, such excess to the Sellers in accordance with Section 2.3(e).

If a Notice of Disagreement has been delivered to the Buyer by the Sellers, any payments due under this Section 2.3(d) as to which agreement has been reached shall be paid in accordance with Section 2.3(e) and any payments due under this Section 2.3(d) as to which agreement has not been reached shall be paid within ten (10) Business Days following, and in accordance with, the Independent Accounting Firm’s decision with respect to the disputed matters and otherwise in accordance with Section 2.3(e).  The amount of any adjustment determined under this Section 2.3(d) shall be treated as an adjustment to the Purchase Price for Tax purposes.

(e)                                  Any payment to be made by the Buyer pursuant to Section 2.3(d) shall be by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Sellers at least two Business Days prior to such payment date that shall be within 10 Business Days after such final determination.  Any payment to be made by the Sellers pursuant to Section 2.3(d) shall be (i) in the case of Daniel R. Tishman, (A) by delivery to the Buyer of shares of Parent Common Stock (based on the Parent Common Stock Value) and (B) by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Buyer at least two Business Days prior to such payment date that shall be within 10 Business Days after such final determination, in each case, in the same proportion of Parent Common Stock and immediately available funds as Daniel R. Tishman received pursuant to Sections 2.2(c)(i)(A) and (B) and (ii) in the case of the Sellers other than Daniel R. Tishman, by wire transfer of immediately available funds by each Seller other than Daniel R. Tishman equal to 100% of such Seller’s payment to be made pursuant to Section 2.3(d) to such account or accounts as may be designated in writing by the Buyer at least two Business Days prior to such payment date that shall be within 10 Business Days after such final determination.  In the event that the Sellers shall fail to make any such payment within the time period specified in the immediately preceding sentence, the Buyer may deliver written notice to the Escrow Agent and the Sellers specifying such amount (the “Deficiency”), and the Escrow Agent shall pay the Deficiency out of the Indemnity Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement; provided, that the Sellers (A) shall promptly restore the Indemnity Escrow Fund to the extent any funds are so paid and (B) shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of the Deficiency.  No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve the Sellers of the obligation to pay the amount of the Deficiency to the Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Disclosure Letter attached hereto (the “Disclosure Letter”) (it being agreed that any matter disclosed in the Disclosure Letter with respect to any section or subsection of this Agreement shall be deemed to have been disclosed with respect to any other section or subsection to the extent the applicability thereto is reasonably evident from the face of the matter disclosed), the Company hereby represents and warrants to the Buyer as follows:

Section 3.1                                      Organization and Qualification.

(a)                                  The Company and each of its Subsidiaries is (i) a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth in Schedule 3.1(a) of the Disclosure Letter, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that do not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 The Company has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents in any material respect.  The transfer books and minute books of each of the Company and its Subsidiaries have been made available for inspection by the Buyer prior to the date hereof and are true and accurate copies thereof.

Section 3.2                                      Authority.  The Company and each Seller, as to itself only, have full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the right, authority and power to sell, assign and transfer the Shares to the Buyer.  The execution, delivery and performance by the Company or the Sellers of this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party and the consummation by the Company or the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company or each Seller, as to itself only.

Upon their execution, this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party will have been duly executed and delivered by the Company or each Seller, as to itself only, as the case may be.  Upon their execution, this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party will constitute the legal, valid and binding obligations of the Company or each Seller, as to itself only, as the case may be, enforceable against the Company or each Seller, as to itself only, as the case may be, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

Section 3.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or the Sellers;

(ii)                                  conflict with or violate any Law applicable to the Company or any of its Subsidiaries or the Sellers or by which any property or asset of the Company or any of its Subsidiaries or the Sellers is bound or affected; or

(iii)                               require any consent of or notice to any Person that is a party to any Contract set forth in Schedule 3.3(a)(iii) of the Disclosure Letter, except as noted in such schedule, except, in each case, for any such conflicts, violations, consents, notices or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Company or the Sellers to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)                                 Except as set forth in Schedule 3.3(b) of the Disclosure Letter, none of the Company nor any of its Subsidiaries nor the Sellers is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement and each of the Ancillary Agreements to which the Company or the Sellers will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)                                  No “fair price,” “interested stockholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4                                      Capitalization.

(a)                                  The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 100 shares of Common Stock, constituting the Shares, are issued and outstanding on the date hereof.  Schedule 3.4(a) of the Disclosure Letter sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock.  Except for the Shares and except as set forth in Schedule 3.4(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Debt having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, except as set forth in Schedule 3.4(a) of the Disclosure Letter, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities Laws.  Except as set forth in Schedule 3.4(a) of the Disclosure Letter and except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Sellers, the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(b)                                 Each Seller, as to itself only, is the record and beneficial owner of, and has legal, valid and good and marketable title to, the Shares set forth opposite such Seller’s name on Schedule 3.4(b) of the Disclosure Letter, free and clear of any Encumbrance.  Each Seller, as to itself only, has the right, authority and power to sell, assign and transfer his Shares to the Buyer.  Upon delivery to the Buyer of certificates for the Shares at the Closing and the Buyer’s payment of the Closing Cash Payment, payment of the Closing Stock Payment and funding of the Indemnity Escrow Amount into the Indemnity Escrow Fund, the Buyer shall acquire good, valid and marketable title to the

Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer or Parent or their Affiliates.

Section 3.5                                      Equity Interests.  Except for the Subsidiaries set forth in Schedule 3.4(a) of the Disclosure Letter and the joint ventures set forth in Schedule 1.1(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.  The three former subsidiaries of the Company set forth in Part II of Schedule 1.1(a) of the Disclosure Letter have been previously and validly transferred to other Affiliates of the Sellers and none of such entities has had any operations since January 1, 2007.

Section 3.6                                      Financial Statements; No Undisclosed Liabilities.

(a)                                  True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009, December 31, 2008 and December 31, 2007, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited internally-prepared consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2010, and the related consolidated statement of income (together, the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Letter.  Each of the Audited Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries on a basis consistent throughout such periods, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and in the case of the Audited Financial Statements, cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and (iii) contain and reflect all adjustments, accruals, reserves, provisions and allowances necessary for a fair presentation of the Company’s and its Subsidiaries’ consolidated financial position and the results of operations for the periods covered by the Audited Financial Statements and Interim Financial Statements.  Each of the Audited Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

(b)                                 Except as reflected in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009 (such balance sheet, the “Audited Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, of the type required to be disclosed on a balance sheet prepared in accordance with GAAP, other than

(i) liabilities and obligations shown on the unaudited, internally-prepared consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2010 (such balance sheet, the “Interim Balance Sheet”), (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, (iii) liabilities and obligations incurred after the date of the Interim Balance Sheet that are reasonably evident from the face of the matters disclosed in the Disclosure Letter or (iv) liabilities and obligations incurred after the date of the Interim Balance Sheet that would not be material.  As of the date hereof, neither the Company nor any of its Subsidiaries has any Debt.

Section 3.7                                      Absence of Certain Changes or Events.  Except as set forth in Schedule 3.7 of the Disclosure Letter or as reflected on the Interim Financial Statements, since the date of the Interim Balance Sheet through the date hereof:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that has had a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any of the following actions:

(i)                                     issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (A) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (B) any material properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory or Accounts Receivable in the ordinary course of business consistent with past practice;

(ii)                                  enter into any Contract with respect to the issue and sale of any shares of capital stock or any other securities of the Company or any of its Subsidiaries;

(iii)                               acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(iv)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(v)                                 make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(vi)                              accelerate the collection of or discount any Accounts Receivable, delay the payment of accounts payable or defer necessary capital expenditures or other expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(vii)                           settle any Action that results in a restriction on the conduct of the Company’s or any of its Subsidiaries’ business in the future;

(viii)                        increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan; or

(ix)                                make or change any material election in respect of Taxes; change any material accounting method in respect of Taxes; enter into any agreement with any Governmental Authority in respect of the payment of Taxes, including the settlement or compromise of any Tax claim.

Section 3.8                                      Compliance with Law; Licenses.

(a)                                  Except as set forth in Schedule 3.8 of the Disclosure Letter, each of the Company and its Subsidiaries is and has been since January 1, 2007 in compliance in all material respects with all Laws applicable to it.  Except as set forth in Schedule 3.8 of the Disclosure Letter, none of the Company or any of its Subsidiaries has received since January 1, 2007 (i) any written notice, order, complaint or other communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it or (ii) to the knowledge of the Company, any other notice, order, complaint or other communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it, which non-compliance the Company believes in good faith would be reasonably likely to result in a liability of greater than $1,000,000.  Notwithstanding any other provisions of this Agreement, Section 3.16 contains the Company’s sole representations and warranties regarding Environmental Matters, Section 3.10 contains the Company’s sole representations and warranties regarding ERISA and employee benefit plan matters, and Section 3.15 contains the Company’s sole representations and warranties regarding Taxes.

(b)                                 Each of the Company and its Subsidiaries have all licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to carry on its business in all material respects as currently conducted (the “Licenses”).  Each of the Company and its Subsidiaries is and has been since January 1, 2007 in compliance in all material respects with all such Licenses.  As of the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any License is pending or, to the knowledge of the Company, has been threatened.  Except as set forth in Schedule 3.8 of the Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries will continue to have the use and benefit of all

Licenses following consummation of the transactions contemplated hereby.  Except as set forth in Schedule 3.8 of the Disclosure Letter, no material License is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.9                                      Litigation.

(a)                                  Except as set forth on Schedule 3.9(a) of the Disclosure Letter (and except for any Actions commenced by Persons other than Governmental Authorities that relate to personal or bodily injury or workers’ compensation Actions that could not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than $500,000 individually or in the aggregate), as of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, which, if adversely determined, would result in a liability or loss to the Company or its Subsidiaries of greater than $500,000.  There is no Action pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements or that would reasonably likely prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Company’s business or assets (or those of any of its Subsidiaries or Affiliates) or impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, to acquire or hold or exercise effectively all rights of ownership of the Shares, or effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.  Except as set forth in Schedule 3.9(a) of the Disclosure Letter, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements.  Except as set forth in Schedule 3.9(a) of the Disclosure Letter, as of the date hereof, there is no Action seeking an amount in excess of $500,000 by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

(b)                                 No Action is pending or, to the knowledge of the Company, threatened, against or affecting any Seller with respect to his or its execution and delivery of this Agreement or any of the Ancillary Agreements to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby and thereby, including such Seller’s ability to perform any of his obligations hereunder or thereunder.

Section 3.10                                Employee Benefit Plans.

(a)                                  Schedule 3.10(a) of the Disclosure Letter sets forth a true and complete list of:

(i)                                     all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, pension, profit sharing, savings, retiree medical or life insurance, supplemental retirement, health, medical, dental, disability, accident or life insurance, vacation, termination pay, change in control, retention, severance or other benefit plans, programs, policies, agreements or arrangements, and all employment, compensation, termination pay, change in control, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or otherwise) or which are maintained, contributed to, required to be contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries;

(ii)                                  each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; and

(iii)                               any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”).

(b)                                 The Company has furnished to the Buyer a true and complete copy of each Plan (or a written summary of the terms of any material unwritten Plan) and have delivered to the Buyer a true and complete copy of, if applicable, (i) each trust or other funding arrangement  (including any insurance contract or insurance policy), (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, including all schedules thereto, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan and (vi) any notices to or from the IRS or any office or representative of the Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any Plan.  Neither the Company nor any of its Subsidiaries has any commitment to create any new employee benefit plan, program or arrangement, or to  modify, change or terminate any Plan, in each case which would result in a material liability, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)                                  None of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  At no time within the six year period prior to the date hereof has the Company, any of its Subsidiaries or any ERISA Affiliate maintained, sponsored, contributed to, incurred an obligation to contribute to or otherwise incurred any liability (contingent or otherwise) with respect to any Multiemployer Plan or Multiple Employer

Plan that is or was subject to Title IV of ERISA.  Except as disclosed on Schedule 3.10(c) of the Disclosure Letter, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d)                                 Except as set forth on Schedule 3.10(d) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event, (i) accelerate the time of payment, vesting or funding, or increase the amount of compensation due any employee, consultant, officer or director of the Company or any Subsidiary or (ii) cause or result in a limitation on the right of the Company and its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.  No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code.

(e)                                  Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any material respect in default under any Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course.

(f)                                    Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter from the IRS that the Plan is so qualified.  Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.  To the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that is reasonably likely to result in the revocation of such determination letter or letters.

(g)                                 There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan, that would result in material liability to the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has incurred any material liability under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course.

(h)                                 All contributions, premiums or payments to any Plan required to be made on or prior to the date hereof have been timely made, except where any failure to do so would not result in a material liability to the Company or its Subsidiaries.  Each of the Company and its Subsidiaries are not delinquent in any material respect in contributions or payments to any Multiemployer Plan or other union pension, health or benefits funds, which are required to be made under any collective bargaining agreement or related trust agreement to which the Company or any of its Subsidiaries is a party, of the Multiemployer Plan or other pension, health or benefits funds nor will the Company and its Subsidiaries be obligated to make any additional contributions or payments to any Multiemployer Plan or other union pension, health or benefits fund as a result of the consummation transactions contemplated by this Agreement and the Ancillary Agreements.  As of the Closing Date, no Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(i)                                     There are no suits, actions, written disputes, written claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened in writing, with respect to any Plan or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(j)                                     No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, with respect to a Plan, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(k)                                  No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(l)                                     None of the Company, its Subsidiaries nor any ERISA Affiliates maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.

(m)                               Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and the final Treasury Regulations promulgated thereunder, and has been operated since January 1, 2007 in good faith compliance with Section 409A of the Code and guidance issued thereunder.

(n)                                 Except for (i) the participation of certain employees of Tishman Hotel & Realty LP and its Subsidiaries, TVB Corporation and Janus Equities, LLC in the TCC 401(k) Plan as contemplated in Section 5.9(c) and (ii) employees of Tishman Hotel & Realty LP, TVB Corporation and Janus Equities, LLC whose participation in certain Plans is the subject of the IBNR Agreement, as of the Closing, no Person other than (A) current or former employees, officers or directors of the Company or its Subsidiaries or (B) other service providers who are entitled to compensation or benefits for services provided to the Company or its Subsidiaries, shall be a participant in any of the Plans.

Section 3.11           Labor and Employment Matters.

(a)           Except as set forth in Schedule 3.11(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no organizing activities or collective bargaining arrangements applicable to the employees of the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  As of the date hereof, there is, and since January 1, 2007 there has been, no labor dispute, strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.  Since January 1, 2007, neither the Company nor any of its Subsidiaries has in any material respect breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract applicable to the employees of the Company or any of its Subsidiaries.  There are no pending or, to the knowledge of the Company, threatened in writing material union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b)           Except as set forth in Schedule 3.11(b) of the Disclosure Letter, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is engaging, or has engaged since January 1, 2007, in any material unfair labor or employment practice and as of the date hereof, no material unfair labor or employment allegation, charge or complaint, including any charge of unfair labor practices, discrimination, harassment, retaliation, violation of wage and hour Laws or violation of any other federal, state or local employment Laws, is pending or, to the knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, or has been asserted in writing directly by, or through a representative of, a current or former employee or job applicant of the Company or any of its Subsidiaries. As of the date hereof, no wage and hour audit by any Governmental Authority is pending, or to the knowledge of the Company, threatened in writing against the Company nor any of its Subsidiaries.

(c)           The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries.  Except as set forth in Schedule 3.11(c) of the Disclosure Letter, the Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their Executive Officers has received since January 1, 2007 any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the

Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.  To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries who is a senior vice president or above has notified the Company or any of its Subsidiaries that he or she intends to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(e)           Neither the Company nor any of its Subsidiaries has engaged since January 1, 2007 in any plant closing or employee layoff activities that have violated the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 3.12           Title to, Sufficiency and Condition of Assets.

(a)           The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their material tangible assets, including all of the material tangible assets reflected on the Interim Balance Sheet or acquired in the ordinary course of business since the date of the Interim Balance Sheet, except those sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business.  None of the material tangible assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) Encumbrances for current Taxes and assessments not yet due or the amount or the validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business of the Company or such Subsidiary, (iii) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the tangible assets to which they relate in the business of the Company and its Subsidiaries as currently conducted or (v) limitations on the rights of the Company or its Subsidiaries under any Contract that are expressly set forth in such contract (collectively, “Permitted Encumbrances”).

(b)           All material tangible assets owned or leased by the Company or its Subsidiaries are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13           Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  Schedule 3.13 of the Disclosure Letter sets forth a true and complete list of all Leased Real Property other than any individual Leased Real Property with annual aggregate lease or license payments of less than $100,000.  Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  To the knowledge of the Company, no parcel of Leased Real Property is, as of the date hereof, subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed as of the date hereof.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company as of the date hereof, any other party thereto, nor any failure to comply by the Company or any of its Subsidiaries with any such lease that, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company as of the date hereof, any other party thereto.

Section 3.14           Intellectual Property.

(a)           Neither the Company nor any of its Subsidiaries owns any Patents or registered Copyrights.  Schedule 3.14 of the Disclosure Letter sets forth a true and complete list as of the date hereof of all registered Marks, including any pending applications to register any of the foregoing, in each case, owned (in whole or in part) by or licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or licensed to the Company or the relevant Subsidiary.

(b)           No registered Mark identified on Schedule 3.14 of the Disclosure Letter is involved in any opposition or cancellation proceeding and, to the knowledge of the Sellers, no such proceeding is or has been threatened with respect to any of such Mark.

(c)           The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.14 of the Disclosure Letter as being owned by the Company or any of its Subsidiaries and all other Intellectual Property that the Company or its Subsidiaries owns.

(d)           Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries.  To the knowledge of the Company, there have not occurred any breaches of confidentiality with respect to any Trade Secrets of the Company or any of it Subsidiaries.

(e)           To the knowledge of the Sellers, all registered Marks identified on Schedule 3.14 of the Disclosure Letter (“Company Registered IP”) are valid and enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.

(f)            To the knowledge of the Company, the conduct by the Company and its Subsidiaries of their businesses, including the provision of any services by the Company or any of its Subsidiaries, has not since January 1, 2007 infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and does not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of the Intellectual Property of any third party in any material respect.  Except as set forth in Schedule 3.14(f) of the Disclosure Letter, to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries in a material manner.

(g)           The Intellectual Property owned by or licensed to the Company and its Subsidiaries upon consummation of the Closing will constitute (i) all of the Intellectual Property owned by the Company or any Affiliate of the Company, and (ii) to the knowledge of the Company, all other Intellectual Property, in each case that is necessary for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and contemplated to be conducted.

Section 3.15           Taxes.

(a)           All material Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been accurately prepared and timely and properly filed (taking into account any extension of time to file granted or obtained), and such Returns are true, correct and complete in all material respects.

(b)           All material Taxes of the Company and its Subsidiaries that have become due or payable have been timely paid, except (i) Taxes which are not yet delinquent or not yet in default or (ii) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP.

(c)           No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Tax liens (other than Permitted Encumbrances) on the assets of the Company or any of its Subsidiaries.

(d)           The Company and each of its Subsidiaries (i) has withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable Law in all material respects and (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority.

(e)           No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes of the Company or any of its Subsidiaries are threatened in writing or are being conducted.  There is no claim or assessment pending or threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes.

Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension thereof that is currently in effect.  No claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such taxpayer is or may be subject to taxation by that jurisdiction.

(f)            Neither the Company nor any of its Subsidiaries has (i)  agreed, or has been required by determination of any Taxing authority, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method that would have an effect on the Company or any of its Subsidiaries after the Closing Date; (ii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) acquired or owns any assets that directly or indirectly secure any Debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g)           Except as set forth in Schedule 3.15(g) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements or similar arrangements pursuant to which any of them have now or would have at or after the Closing any obligation to make payments (other than (i) any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to properties leased and (iii) any customary tax indemnity provision in a credit agreement or loan document).

(h)           For taxable periods beginning on or after July 1, 2002, neither the Company nor any of its Subsidiaries has been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local return (other than a member of an affiliated group of which the common parent is or was the Company).  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than for Taxes (i) of the Company and any of its Subsidiaries (ii) under any customary tax indemnity or tax allocation provision in agreements with customers, vendors, lessors or the like entered into in the ordinary course of business or (iii) under any customary agreement addressing property taxes payable for properties leased to the Company and its Subsidiaries).

(i)            Neither the Company nor any of its Subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code (or any provision of state or local Law having similar effect) that would have an effect on the Company or any of its Subsidiaries after the Closing Date.

(j)            Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(k)           For federal Income Tax purposes, the Company is and at all times since July 1, 2002 has been properly qualified as an “S” corporation under Section 1361(a) of the Code, and the Company is so properly qualified for state and local Income Tax purposes pursuant to analogous state or local provisions in the jurisdictions set forth in Schedule 3.15(k) of the Disclosure Letter.  Each corporate Subsidiary of the Company has been, during the shorter of (i) the entire period it has been owned by the Company or (ii) since July 1, 2002, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b) of the Code.

(l)            Under current law, after the enactment of Section 1374(d)(7)(B) of the Code, the Company shall not be liable for any Tax as a result of the transactions contemplated herein under Section 1374 of the Code (or under any corresponding provision of state or local Tax Law, other than for purposes of Taxes imposed by the state of California).

(m)          None of the Sellers is a “foreign person” as the term is used in Treas. Reg. § 1.1445-2.

(n)           Each of the Company’s Subsidiaries is a U.S. person within the meaning of Section 7701(a)(30) of the Code.

(o)           Since July 1, 2002, neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(p)           Schedule 3.15(p) of the Disclosure Letter sets forth all foreign jurisdictions in which the Company and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment.  Since July 1, 2002, neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8.  Since July 1, 2002, neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q)           Schedule 3.15(q) of the Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by the Company or any of its Subsidiaries.

Section 3.16           Environmental Matters.

(a)           Each of the Company and its Subsidiaries is and has been since January 1, 2007 in material compliance with all applicable Environmental Laws.

(b)           Each of the Company and its Subsidiaries has obtained all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and is in substantial compliance with the terms and conditions of such Environmental Permits.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit applicable to the Company or any of its Subsidiaries or (ii) subject any Environmental Permit of the Company or any of its Subsidiaries to suspension, cancellation, modification, revocation or nonrenewal.

(c)           There are no material pending or, to the knowledge of the Company, threatened in writing Actions with respect to the Company or any of its Subsidiaries arising under Environmental Law.

(d)           To the knowledge of the Company, there has been no Release or threatened Release of Hazardous Substances at any Leased Real Property currently or, since January 1, 2007, formerly leased by the Company or any of its Subsidiaries or any predecessor company requiring material remedial action under any applicable Environmental Law.

Section 3.17           Material Contracts.

(a)           Except as set forth in Schedule 3.17(a) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Letter being “Material Contracts”):

(i)            any Contract, including, without limitation, any Government Contract, or any oral contract or agreement, in each case with a customer or client with an aggregate contract value of $500,000 or greater; provided, that the work to be performed by the Company or any of its Subsidiaries thereunder has not been completed as of the date hereof;

(ii)           any broker, distributor, dealer, manufacturer’s or sales representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, technical assistance, consulting or advertising Contract, in each case, other than FMI Corporation and Goldman, Sachs & Co., which would require payments by or to the Company or any of its Subsidiaries in excess of $250,000 on or after the Closing Date;

(iii)          any Contract relating to or evidencing Debt of the Company or any of its Subsidiaries in excess of $500,000, including mortgages, other grants of security interests, guarantees or notes, or the deferred purchase price of material property (whether incurred, assumed, guaranteed or secured by any asset), and each Contract guaranteeing, or providing security for, in excess of $500,000, Debt of a Third Party or the deferred purchase price of material property of a Third Party (whether incurred, assumed, guaranteed or secured by any asset);

(iv)          any Contract currently in effect pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, in each case in excess of $250,000;

(v)           any material Contract with any Related Party of the Company or any of its Subsidiaries entered into since January 1, 2007;

(vi)          any employment or consulting Contract with any Executive Officer or any member of the Immediate Family of any of the Sellers entered into since January 1, 2007;

(vii)         any Contract currently in effect that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person;

(viii)        any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property that requires an annual payment of at least $250,000 or (B) any tangible personal property that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $1,000,000;

(ix)           any Contract currently in effect for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $1,000,000;

(x)            all consulting arrangements and agreements currently in effect that are related to (y) sales and/or marketing outside the United States or (z) lobbying or fundraising activities;

(xi)           except as otherwise covered by this Section 3.17(a), any Contract relating in whole or in part to any Intellectual Property material to the Business (excluding licenses of commercially available off-the-shelf computer software, or any licenses granted incident to purchase or provision of services or products);

(xii)          any joint venture, partnership, strategic alliance, teaming or other similar Contract currently in effect or any parent company guarantee issued by the Company or any of its Subsidiaries guaranteeing the obligations or performance of any such Persons and currently in effect;

(xiii)         any merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries since January 1, 2007;

(xiv)        any Contract entered into since January 1, 2007 for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xv)         any Contract relating to settlement of any administrative or judicial proceedings since January 1, 2007 in an amount in excess of $250,000, including those relating to alleged violations of Law or overbilling; and

(xvi)        any Contract currently in effect that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses.

(b)           Each Material Contract is legal, valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principals.  None of the Company or any of its Subsidiaries, as applicable, or, to the knowledge of the Company, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Contract.  None of the Company and its Subsidiaries have received as of the date hereof any written claim of any such breach, violation or default nor, to the knowledge of the Company, any oral claim asserted by a senior contracting officer of the counterparty to the Material Contract, of any such breach, violation or default that the Company believes in good faith would be reasonably likely to result in a liability of greater than $1,000,000.  The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

(c)           Except as set forth in Schedule 3.17(c) of the Disclosure Letter, as of the date hereof, none of the Company nor any of its Subsidiaries has received any written notice of any intent by any party to any Material Contract (i) to terminate or materially amend the terms thereof or (ii) with respect to any Material Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Material Contract upon expiration of its term, nor, to the knowledge of the Company, any oral notice of any of the foregoing that the Company believes would be reasonably likely to result in a loss of more than $1,000,000 of revenues.  None of the Company nor any of its Subsidiaries is, as of the date hereof, paying liquidated damages in lieu of performance under any Material Contract.

(d)           The Company and its Subsidiaries do not have any warranty agreements, product or service guarantees or indemnity agreements currently in effect with respect to any of the services heretofore rendered or products heretofore sold by the Company or any of its Subsidiaries apart from Contracts pursuant to which such services or products were originally rendered or sold.

Section 3.18           Clients and Suppliers.

(a)           Schedule 3.18(a) of the Disclosure Letter sets forth a true and complete list as of the date hereof of (i) the names and addresses of all clients of the Company and its Subsidiaries with fees for each such client of $1,000,000 or more during the 12 months ended December 31, 2009 and (ii) the amount for which each such client was invoiced during such period.

(b)           None of the Company or its Subsidiaries is party to any Contracts directly with suppliers regarding material costs and expenses related to the acquisition of raw materials.

Section 3.19           Affiliate Interests and Transactions.  Except as set forth in Schedule 3.19 of the Disclosure Letter, since January 1, 2007, no Related Party of the Company or any of its Subsidiaries has had or will have a direct or indirect material interest in any transaction with the Company or any of its Subsidiaries where the amount of the Related Party’s interest exceeds or exceeded $120,000, other than bonuses or other compensation arrangements (that may include compensatory fee sharing arrangements) and stockholders’ rights to dividends and profits.

Section 3.20           Insurance.  Schedule 3.20 of the Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, errors and omissions, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries.  All such policies are in full force and effect and all premiums with respect thereto have been paid to the extent due.  As of the date hereof, no notice of cancellation, termination or material reduction of coverage has been received by the Company or any of its Subsidiaries with respect to any such policy other than such notices which are received for policies that have expired on their terms.  Except as set forth in Schedule 3.20 of the Disclosure letter, as of the date hereof, no claim currently is pending under any such policy involving an amount in excess of $250,000, and there are no pending material claims against such insurance by the Company or any of its Subsidiaries as to which the applicable insurers have issued a “reservation of rights” letter or otherwise denied coverage.  To the knowledge of the Company, all potential claims under such insurance since January 1, 2007 have been properly notified to all applicable insurance policies by the Company and its Subsidiaries.  Since January 1, 2007, none of the Company nor any of its Subsidiaries has been refused any insurance coverage by any insurer from which the Company or any of its Subsidiaries has sought coverage.  Each of the Company and its Subsidiaries has complied in all material respects with all requirements under Contracts and applicable Law with respect to insurance, including filing accurate and complete applications for insurance, providing and/or retaining evidence of insurance, and performing and completing all inspections required by applicable Law of plants, equipment or otherwise.

Section 3.21           Warranties.  Since January 1, 2007, the aggregate warranty expenses experienced during any one year by the Company and its Subsidiaries did not exceed $250,000.

Section 3.22                                Government Contracting, Investigations and Actions.

(a)                                  Except as set forth in Schedule 3.22(a) of the Disclosure Letter, with respect to each Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter and to each outstanding Bid to which the Company or any of its Subsidiaries is a party: (i) each of the Company and its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly by reference or by operation of law therein; (ii) each of the Company and its Subsidiaries has complied in all material respects with each applicable Law or agreement with the Governmental Authority pertaining to such Government Contract or Bid (including all applicable procurement Laws);(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and each of the Company and its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) neither a Governmental Authority, nor any prime contractor, subcontractor or any other person has notified as of the date hereof any of the Company and its Subsidiaries, in writing, that any of the Company and its Subsidiaries has materially breached or violated any Law pertaining to such Government Contract or Bid; (v) as of the date hereof, no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (vi) no material cost incurred by any of the Company and its Subsidiaries has, as of the date hereof, been questioned in writing, suspended or disallowed since January 1, 2007 other than those which have been resolved; and (vii) since January 1, 2007, no money in excess of $250,000 due to any of the Company and its Subsidiaries pertaining to such Government Contract has been withheld or offset nor has any written claim been made to withhold or offset money (other than retainages as provided for in the applicable Government Contract).

(b)                                 (i) Except as set forth in Schedule 3.22(b) of the Disclosure Letter, to the knowledge of the Company, none of the Company nor any of its Subsidiaries nor any of their respective present directors, officers or employees, agents or consultants, is (or since January 1, 2007 has been) under administrative, civil or criminal investigation (including as a result of a qui tam or similar action brought under the Civil False Claims Act or any similar state, territorial or foreign applicable Law), indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter or to any Bid with any Governmental Authorities or is (or since January 1, 2007 has been) in violation in any material respect of any applicable Law relative to prohibited practices and (ii) none of the Company nor any of its Subsidiaries has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter or Bid with any Governmental Authorities.

(c)                                  Except as set forth in Schedule 3.22(c) of the Disclosure Letter, as of the date hereof, (i) neither a Governmental Authority nor any prime contractor, subcontractor, vendor or any third party since January 1, 2007 has asserted any written claim or initiated any dispute proceeding against the Company or any of its Subsidiaries with respect to any claim and (ii) none of the Company nor any of its Subsidiaries since January 1, 2007 has asserted any claim or initiated any dispute proceedings, directly or indirectly against any such party, concerning (in each case) any Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter or any Bid.

(d)                                 None of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective present directors, officers or employees is (or since January 1, 2007 has been) suspended or debarred from doing business with any Governmental Authority.  To the knowledge of the Company, there are no current circumstances that would warrant the institution of suspension or debarment proceedings with regard to any Governmental Authority on the part of any of the Company or any of its Subsidiaries.

(e)                                  To the knowledge of the Company, the cost accounting and procurement systems used by the Company and its Subsidiaries with respect to any Government Contract are in compliance in all material respects with all applicable Law (including the Cost Accounting Standards and the Federal Acquisition Regulation).  Each of the Company and its Subsidiaries has reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to Federal Government Contracts set forth in Schedule 3.17(a) of the Disclosure Letter for 2006, 2007 and 2008 and all preceding years, and those years are closed.

(f)                                    All cost or pricing data, including cost or pricing data supporting any advance agreements and forward pricing rate agreements, submitted, either actually or by specific identification in writing, to any Governmental Authority since January 1, 2007 in support of any Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter or of any Bid were materially accurate, complete and current as of the date submitted.

(g)                                 None of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Affiliates, or present directors, officers, agents or employees acting in the name or on behalf of the Company or any of its Subsidiaries has since January 1, 2007 used or is using any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to any Government Contract set forth in Schedule 3.17(a) of the Disclosure Letter or to any Bid, or any proposal or Material Contract, nor has since January 1, 2007 used any corporate funds to make any unlawful contributions to any person elected to a public office or running as a candidate for any public office or to any charitable or non-profit Person or to any voter initiatives, bond campaigns or similar efforts by any Governmental Authority to raise funds or change Laws or regulations.

Section 3.23                                Certain Payments; Foreign Activities.  Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees acting in the name or on behalf of the Company or any of its Subsidiaries) (a) has since January 1, 2007 used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has since January 1, 2007 used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has since January 1, 2007 violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or similar applicable Laws outside the United States, (d) has since January 1, 2007 established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has since January 1, 2007 used any corporate funds to make any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (f) has acted in a manner which would be unlawful under any applicable Law pertaining to the export or import of technical data, restrictive trade practices or boycotts.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any present or former director, officer or employee of the Company or any of its Subsidiaries, has performed any work on behalf of the Company or any of its Subsidiaries since January 1, 2007, or has agreed to or contracted or is otherwise obligated to perform any work on behalf of the Company or any of its Subsidiaries in the future, in any country that is currently subject to any sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department.

Section 3.24                                Brokers; Transaction Expenses.  Except for FMI Corporation and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company or any of its Subsidiaries.  At the Closing, the Buyer shall pay on behalf of the Sellers out of the Purchase Price (pro rata based on their ownership percentages in the Company) each Transaction Expense owing to each of FMI Corporation, Goldman, Sachs & Co. and Fried, Frank, Harris, Shriver & Jacobson LLP, other than any fees and expenses for services to be performed after the Closing Date or for services performed prior to the Closing Date for which the Company has not yet been billed, all of which fees and expenses will be paid by the Sellers as they are later incurred or billed.  The aggregate amount paid by the Buyer on behalf of the Sellers pursuant to this Section 3.24 shall reduce the Closing Cash Payment to be made to the Sellers by $2,775,341.94.

Section 3.25                                Accounts Receivable.  All Accounts Receivable reflected on the Interim Balance Sheet represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The allowance for collection losses on the Interim Balance Sheet was established in the ordinary course of business consistent with past practice.  Except as set forth in Schedule 3.25 of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any obligor of any Accounts Receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $250,000 in any individual case, or $1,000,000 in the aggregate, which has not been resolved prior to the date hereof, other than returns in the ordinary course of business under any Contract with any obligor of any Accounts Receivable.

Section 3.26                                Backlog.  The Company has made available to the Buyer a complete and materially correct backlog schedule as of March 31, 2010, prepared in accordance with the Company’s non-GAAP financial reporting system and consistent with the Company’s sales and backlog booking procedures.  Since March 31, 2010, the Sellers have continued to book all proposals and Contracts in accordance with present practice.

Section 3.27                                Bank Accounts; Powers of Attorney.  Schedule 3.27 of the Disclosure Letter sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries.

Section 3.28                                Internal Controls.

Except as set forth in Schedule 3.28 of the Disclosure Letter, to the knowledge of the Company, there are no significant deficiencies, including material weaknesses, in the design or operation of the Company’s and its Subsidiaries’ internal controls that adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize, and report financial data.

Section 3.29                                Occupational Safety and Health Matters.

(a)                                  Except as specifically set forth in Schedule 3.29 of the Disclosure Letter:

(i)                                     The Company and its Subsidiaries are and have been since January 1, 2007 in substantial compliance with, and are not in material violation of, or materially liable under, any applicable Occupational Safety and Health Laws;

(ii)                                  Neither the Company nor any of its Subsidiaries has received since January 1, 2007 any written notice or other communication from any Government Authority regarding (A) any failure to comply in any material respect with any applicable Occupational Safety and Health Law or (B) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including, without limitation, any Occupational Safety and Health Liabilities with respect to any Leased Real Property at, to or from which Hazardous Substances have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, disposed of, recycled or received by the Company or any of its Subsidiaries.

(b)                                 The Company has made available to the Buyer copies of any occupational and safety assessment or audit reports or similar studies or analysis relating to the business of the Company and its Subsidiaries or any Leased Real Property that have been prepared on behalf of the Company or any of its Subsidiaries since January 1, 2007.

Section 3.30                                Trimco. Except as set forth in Schedule 3.30 of the Disclosure Letter, the Company’s wholly-owned insurance subsidiary, TRIMCO Insurance Company (“Trimco”) (a) is domiciled in the State of Vermont and is in compliance in all material respects with applicable Laws, including maintenance of capital reserves, (b) has not been the subject of any material adverse audit finding since January 1, 2007 and (c) is not the subject of any outstanding investigation, audit, order, decree or similar process.  TRIMCO

(i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full corporate power and authority to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary and (ii) has stand-alone audited financial statements for the periods covered by the Audited Financial Statements on a stand-alone basis and is also included on a consolidated basis in the Audited Financial Statements.  With respect to Trimco, all individual claim reserves have been established on a basis consistent with its historic practice and in consultation with, and based on the requirements of, its primary insurers, applicable Governmental Authorities and its qualified actuaries.

Section 3.31                                Accredited Investor; Investment Representations.

(a)                                  With respect to any Seller receiving a portion of the Closing Stock Payment, such Sellers are “accredited investors” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and have such knowledge and experience in financial affairs that such Sellers are capable of evaluating the merits and risks of an investment in the Parent Common Stock.  The Sellers have not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement.  The Sellers’ financial situation is such that they can afford to bear the economic risk of holding the Parent Common Stock for an indefinite period of time, and such Sellers can afford to suffer the complete loss of such Sellers’ investment in the Parent Common Stock.

(b)                                 Such Sellers are acquiring the Parent Common Stock for investment for such Sellers’ own account only and not with a view to, or for resale in connection with, any resale or “distribution” thereof within the meaning of the Securities Act, and understand that the Parent Common Stock has not been registered under the Securities Act or any securities Laws of any state by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Sellers’ investment intent as expressed herein.  Such Sellers acknowledge and understand that the Parent Common Stock must be held indefinitely unless the Parent Common Stock is subsequently registered under the Securities Act and, where applicable, such other securities Laws or an exemption from such registration is available, and that the Buyer is under no obligation to register the Parent Common Stock.  No Seller has received any general solicitation or general advertisement in connection with the transactions contemplated by this Agreement or an investment in the Buyer.

(c)                                  Such Sellers acknowledge that they have had an opportunity to discuss the business, affairs and current prospects of the Buyer with the Buyer’s representatives.  Such Sellers acknowledge that the Buyer has furnished them (i) the Annual Report on Form 10-K of the Corporation for its fiscal year ended September 30, 2009, (ii) the Quarterly Reports on Form 10-Q of the Buyer for the quarters ended December 31, 2009 and March 31, 2010, (iii) the Proxy Statement for the Annual Meeting of the Buyer held on March 5, 2010 and (iv) any current reports on Form 8-K of the

Corporation filed with the Securities and Exchange Commission since September 30, 2009.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1                                      Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of California and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and each has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2                                      Authority.  Each of the Buyer and the Parent has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer and the Parent of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer or the Parent will be a party will have been, duly and validly authorized, executed and delivered by the Buyer and the Parent.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer or the Parent will be a party will constitute, the legal, valid and binding obligations of the Buyer or the Parent, enforceable against the Buyer or the Parent in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

Section 4.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance by the Buyer or the Parent of this Agreement and each of the Ancillary Agreements to which the Buyer or the Parent will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of the Buyer or the Parent;

(ii)                                  conflict with or violate any Law applicable to the Buyer or the Parent or by which any property or asset of the Buyer or the Parent is bound or affected; or

(iii)                               require any consent of any Person pursuant to any material Contract to which the Buyer or the Parent is a party,

except for any such conflicts, violations, consents or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer or the Parent to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)                                 Neither of the Buyer or the Parent is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer or the Parent of this Agreement and each of the Ancillary Agreements to which the Buyer or the Parent will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or the Parent.

Section 4.5                                      Investment Intent.  The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.

Section 4.6                                      Parent Common Stock.  The shares of Parent Common Stock to be delivered by the Buyer to the Sellers pursuant to this Agreement have been duly and validly authorized and issued by the Parent, are fully paid and non-assessable, assuming the accuracy of the representations of the Company in Section 3.31, were issued in compliance with applicable securities Laws or exemptions therefrom, were not issued in violation of any preemptive rights of any stockholder of the Parent and shall be issued and delivered by the Buyer to the Sellers pursuant to this Agreement free of any Encumbrances resulting from any act of the Buyer or Parent.

Section 4.7                                      SEC Reports.  Since June 1, 2007, the Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

Section 4.8                                      Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened against or involving the Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge the Buyer’s ability to consummate the transactions contemplated hereby or thereby.

Section 4.9                                      No Inducement or Reliance; Investigation.  The Buyer has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by the Company, any of the Sellers (or their Affiliates or Representatives) that are not expressly set forth in Article III of this Agreement (including the Disclosure Letter) or in any of the Ancillary Agreements, whether or not any such representations, warranties or statements were made in writing or orally.  The Buyer does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of the Company in this Agreement or in any of the Ancillary Agreements.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1                                      Covenants Regarding Information.

(a)                                  The Buyer agrees and acknowledges that on and after the Closing Date, the Sellers and their Affiliates (other than the Company and its Subsidiaries) shall retain ownership of original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium (“Records”) which relate to the business and operations of the Sellers and their Affiliates (other than the Company and its Subsidiaries).  The Sellers agree and acknowledge that on and after the Closing Date, the Buyer shall acquire ownership of all Records which relate to the business and operations of the Company and its Subsidiaries.  To the extent any party retains possession of Records owned by any other party, such possessing party will, at the request and expense of the owning party, deliver such Records to the party that owns the Records; provided, that if the Records are not segregated, the parties will cooperate in a commercially reasonable manner to effect such segregation.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by any party hereto or their Affiliates after the Closing or for any other reasonable purpose, for a period of six years following the Closing, each party shall:  (i) retain all Records in their possession that relate to the Company and its Subsidiaries and their business and operations for periods prior to the Closing; (ii) upon reasonable notice, afford each party and their respective Representatives reasonable access (including for inspection and copying, at the accessing party’s expense, except to the extent expenses are to be borne by the other party pursuant to Article VII), during normal business hours, to such Records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Company or any of its Subsidiaries; and (iii) furnish each party and their respective Representatives reasonable assistance, including access to personnel, in connection with any such claims and other proceedings.  Each party shall permit, promptly upon reasonable request, the parties and their respective Representatives to use original copies of any such Records for purposes of litigation; provided, that such Records shall promptly be returned to the party owning the Records following such use.  Neither party shall destroy any such Records without providing the other parties with written notice detailing the contents of such Records, and providing the other parties with the opportunity to obtain such Records, at least 30 days prior to the destruction thereof.

Section 5.2                                      Non-Competition; Non-Solicitation.

(a)                                  For a period of two (2) years following the Closing, Vissicchio shall not, and shall cause his Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)                                     other than for Buyer, Parent or their Affiliates, engage in the Core Business anywhere in New York; Connecticut; New Jersey; Washington, D.C.; Chicago, Illinois; Los Angeles, California; Las Vegas, Nevada; Boston, Massachusetts; and Philadelphia, Pennsylvania; provided, however, that this Section 5.2(a)(i) shall not prohibit Vissicchio or his Affiliates (including Tishman Hotel & Realty LP, TTV Realty Holdings, Inc. and their respective Affiliates) or any other Person in which any of them own, directly or indirectly, any interest from (x) engaging, anywhere at any time, in any of the THR Activities or in any other activities so long as such other activities are consistent with the services that have been provided from time to time by the Sellers or any of their Affiliates (other than the Company and its Subsidiaries) prior to the Closing, (y) engaging in the Core Business anywhere at any time (including supervising any third parties engaged in the Core Business) solely with respect to projects for the account of (A) Vissicchio and/or his Affiliates (including Tishman Hotel & Realty LP, TTV Realty Holdings, Inc. and their respective Affiliates) or any other Person in which any of them own, directly or indirectly, any interest and/or (B) an employer of Vissicchio or any of such employer’s Affiliates (including Tishman Hotel & Realty LP, TTV Realty Holdings, Inc. and their respective Affiliates) or (z) making passive investments in any publicly traded company representing 5% or less of the outstanding capital stock of any such entity; or

(ii)                                  solicit, recruit or hire any person who at any time on or after the date hereof is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public or general advertising or similar methods of solicitation by Vissicchio, his Affiliates (including Tishman Hotel & Realty LP, TTV Realty Holdings, Inc. and their respective Affiliates) or search firms not specifically directed at Company Group Employees or (ii) Vissicchio or any of his Affiliates (including Tishman Hotel & Realty LP, TTV Realty Holdings, Inc. and their respective Affiliates) from soliciting, recruiting or hiring any Company Group Employee (x) at any time six (6) months or more after (or, in the case of those Company Group Employees set forth in Schedule 5.2(a)(ii) of the Disclosure Letter, at any time after) such Company Group Employee has voluntarily ceased to be employed or retained by the Company, the Buyer, the Parent or any of their respective Affiliates, or (y) at any time after a Company Group Employee has been involuntarily terminated by the Company, the Buyer, the Parent or any of their respective Affiliates.  For purposes of this Section 5.2, “Company Group Employees” means, collectively, officers, directors and employees of the Company, the Buyer, the Parent and their respective Affiliates.

(b)                                 For a period of two (2) years following the Closing, the Company, the Buyer and the Parent shall not, and shall cause their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire any person who at any time on or after the date hereof is a Seller Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public or general advertising or similar methods of solicitation by the Company, the Buyer, the Parent, their Affiliates or search firms not specifically directed at Seller Group Employees or (ii) the Company, the Buyer, the Parent or any of their respective Affiliates from soliciting, recruiting or hiring any Seller Group Employee (x) at any time six (6) months or more after such Seller Group Employee has voluntarily ceased to be employed or retained by any Seller or its Affiliates, or (y) any time after a Seller Group Employee has been involuntarily terminated by any Seller or its Affiliates, including, without limitation, Tishman Hotel & Realty, LP and its Subsidiaries and Affiliates.  For purposes of this Section 5.2, “Seller Group Employees” means, collectively, officers, directors and employees of any Seller or its Affiliates, including, without limitation, Tishman Hotel & Realty, LP and its Subsidiaries and Affiliates.

(c)                                  Each party acknowledges that the covenants set forth in this Section 5.2 are an essential element of this Agreement and that any breach of any provision of this Section 5.2 will result in irreparable injury to the non-breaching parties.  Each party acknowledges that in the event of such a breach, in addition to all other remedies available at law, the non-breaching parties shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  Each party has independently consulted with his counsel and after such consultation agrees that the covenants set forth in this Section 5.2 are reasonable and proper to protect the legitimate interest of the parties.

(d)                                 If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.2 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.2 because taken together they are more extensive than necessary to assure the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.3                                      Intercompany Arrangements.  Except as set forth in Schedule 5.3 of the Disclosure Letter, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company and its Subsidiaries, on the other hand, shall remain in effect after the Closing.

Section 5.4                                      Resignations.  The Company will deliver at the Closing the resignation of all of the directors and officers of the Company and its Subsidiaries, effective as of the Closing, except for such directors and officers that the Buyer specifies in writing to the Company prior to the Closing Date.

Section 5.5                                      [Reserved].

Section 5.6            Confidentiality.

(a)           For a period of three (3) years following the Closing Date, the Sellers shall not, and the Sellers shall cause their Affiliates not to, and shall not authorize the respective Representatives of the Sellers and their Affiliates to, divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers, their Affiliates and/or their Representatives may furnish such portion (and only such portion) of the Confidential Information as any such Person reasonably determines he or it is legally obligated to disclose if:  (i) he or it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand, order issued by a Governmental Authority or as otherwise compelled by Law; (ii) to the extent not inconsistent with such request, he or it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request at the Buyer’s expense; (iii) to the extent not inconsistent with such request, he or it cooperates with the Buyer’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, at the Buyer’s expense; and (iv) disclosure of such Confidential Information is required to prevent such Person from being held in contempt or becoming subject to any other penalty under applicable Law; provided, that clauses (ii) and (iii) above shall not apply to the Representatives of the Sellers and their Affiliates.  For purposes of this Agreement, “Confidential Information” consists of all information and data existing as of the date hereof or derived therefrom and relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(b)           Effective as of the Closing, each of the Sellers hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements with respect to the Company and its Subsidiaries entered into by the Seller (or his Affiliates or Representatives on the Seller’s behalf) and each Person (other than the Buyer and its Affiliates and Representatives) who in the twenty-four (24) months prior to the date hereof entered into any such agreement and to whom Confidential Information was provided in connection with a potential business combination involving the Company or its Subsidiaries.  From and after the Closing, the Sellers will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.

Section 5.7             Public Announcements.  The Sellers and the Buyer shall consult with each other before issuing any press release or other public statement with respect to the transactions contemplated hereby, and, except as may be required by applicable Law, including the rules and regulations of the SEC and the New York Stock Exchange, or any listing agreement of any party hereto, shall not issue any such press release or make any such public statement unless the text of such statement shall first have been approved by the Buyer and the Sellers; provided, that such approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.8             Stock Bonuses.  The Company has recorded an accrual for contemplated bonuses to certain of its executives in consideration for services rendered prior to Closing.  The Buyer will cause this obligation to be discharged after the Closing through the grant and issuance of restricted stock units (that will be immediately vested and settled in unrestricted shares) covering a number of shares of Parent Common Stock having a value equal to $4,000,000 (based on the value of the Parent Common Stock at the close of the market on the date of grant, rounded up to the nearest whole share) to be issued under the terms and conditions of Parent’s 2006 Stock Incentive Plan (the “Unrestricted Bonus Shares”), which issuance shall be pursuant to a registration statement on Form S-8.  The Buyer agrees that the award of the Unrestricted Bonus Shares will not be conditioned on future performance or continued tenure at the Buyer and/or the Company or any of its Subsidiaries following the Closing Date, nor shall such awards be subject to any forfeiture, clawback or similar mechanism.  In addition, the Buyer will grant and issue Performance Earnings Program units covering a number of shares of Parent Common Stock having a value equal to $1,000,000 (based on the value of the Parent Common Stock at the close of the market on the date of grant, rounded up to the nearest whole share) to be issued under the terms and conditions of Parent’s 2006 Stock Incentive Plan (the “Restricted Bonus Shares” and, collectively with the Unrestricted Bonus Shares, the “Bonus Shares”), which issuance shall be pursuant to a registration statement on Form S-8.  The Buyer agrees that the Bonus Shares will be awarded to current employees of the Company and its Subsidiaries as selected and in such amounts determined by the Sellers in their sole discretion and shall be subject to terms and conditions consistent with the Performance Earnings Program unit awards granted to Parent employees for fiscal years 2009 and 2010 (including, with respect to the Restricted Bonus Shares, the requirement for continued employment and the achievement by Parent of financial performance goals).  The Bonus Shares shall be granted and issued by Parent not later than 45 days following the Closing Date (at which time the Unrestricted Bonus Shares shall be fully vested and freely tradable under applicable Law); provided, that the Bonus Shares shall be credited to the applicable employee’s account within the later of (i) eight (8) Business Days after the date of grant and (ii) three (3) Business Days after the date the applicable employee sets up his or her Merrill Lynch brokerage link account for such Bonus Shares.

Section 5.9            Employee Benefits.

(a)           Following the Closing Date, as and when the employees of the Company and its Subsidiaries (the “Company Employees”) become eligible to participate in the Buyer’s employee benefit plans and programs (the “Buyer Plans”), the Buyer shall or shall cause the applicable plan or program sponsors to: (i) waive all limitations as to pre-existing condition exclusions and waiting periods applicable to such employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not have applied under the Plans in which such employees were participating immediately prior to participating in the applicable Buyer Plans; (ii) provide each such employee with credit for any co-payments, co-insurance, deductibles and other out-of-pocket expenses paid in satisfying any applicable deductible or other out-of-pocket requirements under the Plans of the Company and its Subsidiaries during the applicable Buyer Plan year in which the Company Employee becomes a participant in the applicable Buyer Plan; and (iii) recognize all service of such employees with the Company, any of its Subsidiaries or any of their Affiliates for purposes of eligibility to participate, vesting and benefit determination or computation (but not benefit accrual under any defined benefit pension plan) to the same extent taken into account under the corresponding Plan or policy in which such Company Employees participated immediately prior to participating in the applicable Buyer Plans; provided, however, that this provision shall not be construed in any way that would result in a duplication of benefits provided to any such Company Employee.  Until the Company Employees become eligible to participate in the Buyer Plans, the Buyer shall maintain the existing employee benefits plans and programs of the Company and its Subsidiaries without any increase in employee costs (other than to reflect increased premiums from third-party providers of such existing employee benefits plans and programs) or reduction in benefits.  To the extent that, upon commencement of participation in the Buyer Plans, the benefits provided to any Company Employee under the Buyer Plans and such Company Employee’s cost contributions under such Buyer Plans are, in the aggregate, less favorable to such Company Employee than the Plans in which such Company Employee participated immediately prior to participating in the applicable Buyer Plans, the Buyer shall make reasonable adjustments to the compensation provided to such Company Employee.

(b)           No provision of this Section 5.9 shall be treated as an amendment to any Plan or Buyer Plan.  Notwithstanding anything else contained in this Section 5.9, the parties do not intend for this Section 5.9, or any term, provision, condition or agreement contained herein, to amend any plans or arrangements or create any rights or obligations except as between the parties, and no past, present or future employee or consultant will be treated as a third-party beneficiary of this Agreement.

(c)           In accordance with the applicable provisions of Section 414(l) of the Code, the Buyer shall cause the assets and liabilities of the Tishman Realty & Construction Co., Inc. Defined Contribution Plan, amended and restated as of January 1, 2008 (the “TCC 401(k) Plan”) attributable to the accounts (whether or not vested) of each participant who is an employee of Tishman Hotel & Realty LP or its Subsidiaries, TVB Corporation or Janus Equities, LLC (collectively, “Affected Employees”) to be transferred to the trustee of the applicable defined contribution plan qualified under Sections 401(a) and 401(k) of the Code adopted by the Sellers or their Affiliates for the benefit of the Affected Employees (the “New 401(k) Plans”).  The Buyer shall take all commercially reasonable actions necessary to effectuate such transfer.  Such transfer of assets and liabilities shall be made on or about August 25, 2010 (the “401(k) Transfer Date”) and shall be made in the form of in-kind transfers, or where the applicable underlying investment fund will not be offered under the New 401(k) Plans, in cash equal to the net proceeds derived from the liquidation of the relevant Affected Employee’s interest in such underlying fund (whether or not vested), and shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans.  During the period commencing on the Closing Date through the 401(k) Transfer Date, Affected Employees shall be permitted to continue to repay outstanding loans to the TCC 401(k) Plan by check.

(d)           The bonus practices in effect immediately prior to the Closing with respect to the employees of the Company and its Subsidiaries who, during the sixty days prior to the date hereof, were reclassified by the Company as non-exempt for the purposes of the Fair Labor Standards Act shall not be altered in any way adverse to such employees during the 18-month period following the Closing.

Section 5.10          Indemnification of Directors and Officers; Insurance Coverage.

(a)           From and after the Closing Date for any acts or omissions before the Closing Date, the Buyer shall cause the Company and its Subsidiaries to fulfill and honor in all respects the obligations of the Company and its Subsidiaries to their directors and officers pursuant to any indemnification provisions under the certificates of incorporation and bylaws or similar organizational documents of the Company and its Subsidiaries as in effect on the date hereof and pursuant to any indemnity agreements between the Company, its Subsidiaries and any such persons as in effect on the date hereof (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company and its Subsidiaries, being referred to collectively as the “D&O Indemnified Parties”).  From and after the Closing Date through the sixth anniversary of the Closing Date, the Buyer shall cause the Company and its Subsidiaries to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificates of incorporation and bylaws or similar organizational documents of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)           This Section 5.10 shall survive the Closing Date, is intended to benefit and may be enforced by the Company, the Buyer and the D&O Indemnified Parties, and shall be binding on all successors and assigns of the Buyer and the Company.

Section 5.11           Further Assurances.  Following the Closing, the Sellers, the Company, the Buyer and the Parent shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.

Section 5.12          Acknowledgement.

(a)           The Buyer hereby acknowledges that (i) many of the Contracts of the Company and its Subsidiaries are terminable by the counterparty at will or otherwise without cause and (ii) the Contracts of the Company and its Subsidiaries may require consent to, or notice of, the transactions contemplated by this Agreement, and the Buyer acknowledges and agrees that, without limiting any of the Company’s representations in Article III, it will have no recourse, claim or other remedy against the Sellers or their Affiliates or the Indemnity Escrow Fund as a result of any such termination of a Contract of the Company or its Subsidiaries or the failure to obtain any such consent or provide any such notice.

(b)           The Parent agrees to cooperate with the Sellers to enable the Sellers to transfer the shares of the Parent Common Stock they receive as the Closing Stock Payment without registration under the Securities Act, within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, and agrees to take actions reasonably requested by the Sellers, including promptly causing the legend to be removed from any certificate of Parent Common Stock to be so transferred, to the extent permitted by federal securities laws.  The Parent agrees to promptly file an application for the listing of such shares of the Parent Common Stock on the New York Stock Exchange and to take all appropriate actions to cause such application to become effective as promptly as practicable.

Section 5.13           Disclaimer.  Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Sellers nor any of their Affiliates or Representatives has made, or shall be deemed to have made, to the Buyer or any other Person any representations or warranties other than those expressly made by the Company in Article III of this Agreement and in the Ancillary Agreements.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to the Buyer or any Person (i) as to the merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the Uniform Commercial Code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to the Buyer or any other Person, or (iii) with respect to any other information or documents made available at any time to the Buyer or any other Person.

Section 5.14           Current Assets.  The parties recognize that the Company and its Subsidiaries, on the one hand, and the Sellers and their Affiliates other than the Company and its Subsidiaries (the “Seller Group”), on the other hand, share office space at 666 Fifth Avenue, New York, New York and other locations and the parties further recognize and acknowledge that not all personal property (such as desks, chairs, couches, photos, artwork, copiers, printers, facsimile machines, computers, phones, etc.) in such office space are assets of the Company or its Subsidiaries.  In particular, (a) all personal property in offices or other workspaces utilized by the Seller Group or by employees or agents of the Seller Group are and shall remain assets of the Seller Group and their employees or agents as applicable and (b) the artworks listed on Schedule 5.14 of the Disclosure Letter are and shall remain owned by the individuals indicated on such Schedule.

ARTICLE VI
TAX MATTERS

Section 6.1            Tax Indemnity.

(a)           The Tishman Group, on the one hand, and the Vissicchio Group, on the other hand, shall severally, and not jointly and not jointly and severally, subject to Section 9.14, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i)                                     any breach of or inaccuracy in any representation or warranty contained in Section 3.15(k);

(ii)                                  any unpaid Income Taxes of any of the Company or any Subsidiary (including any Tax resulting from Section 1374 of the Code or any corresponding provision of state or local Tax Law as a result of the transactions contemplated by this Agreement or otherwise, including without limitation, any such Taxes imposed by the State of California), to the extent that such unpaid Income Taxes are not reflected as a liability in Closing Net Working Capital as finally determined pursuant to Section 2.3, for any taxable period or portion thereof ending on or before the Closing Date (a “Pre-Closing Tax Period”);

(iii)                               the failure of the Sellers to comply with their obligations under this Article VI; and

(iv)                              any Transfer Taxes allocated to the Sellers pursuant to Section 6.10;

provided, however, that the Sellers shall have no obligation to the Buyer Indemnified Parties under any provision of this Agreement from and against any Taxes to the extent such Taxes arise as a result of any action taken outside of the ordinary course of business (without regard to past practice), including the making of any retroactive election or the amendment of any Return relating to a Pre-Closing Tax Period, by or at the direction of the Buyer or any of its Affiliates after the Closing.

(b)           The covenants and indemnities under this Article VI shall survive until 5:00 P.M. Eastern time on the 30th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 6.2            Section 338(h)(10) Election.

(a)           (i)  The Sellers shall join with the Buyer in making an election pursuant to Section 338(h)(10) of the Code (and any corresponding provisions under state or local Law) with respect to the acquisition of the Shares pursuant to this Agreement (collectively, the “Section 338(h)(10) Election”).  The Buyer shall take all steps necessary in order to effectuate the Section 338(h)(10) Election in accordance with applicable Laws and the Sellers shall cooperate with the Buyer in all respects necessary to validly make such election in a timely manner.  In particular, and not by way of limitation, in order to effect such Section 338(h)(10) Election, the Sellers shall deliver at Closing an IRS Form 8023 and any corresponding forms under applicable state or local Law that have been requested by the Buyer at least three (3) Business Days prior to the Closing Date (collectively, the “Section 338(h)(10) Election Forms”);

(ii)                                  the Sellers and the Buyer shall agree on the form and content of the Section 338(h)(10) Election Forms and shall jointly execute any such forms; and

(iii)                               the Buyer shall timely file such Section 338(h)(10) Election Forms, or cause such forms to be timely filed, with the IRS and any applicable state or local Taxing authority.

(b)           The Buyer shall provide each Seller with a copy of any such form so filed within fifteen (15) days after filing.

(c)           Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers a draft schedule allocating the Purchase Price and the liabilities of the Company and its qualified subchapter S subsidiaries (plus other relevant items) among the assets of the Company and its qualified subchapter S subsidiaries (the “Section 338 Allocation”).  The Buyer shall prepare the allocation in a manner consistent with the methodology set forth in Schedule 6.2(c) of the Disclosure Letter and in Treasury Regulation Section 1.338-6.  Within thirty (30) days of delivery of the Section 338 Allocation, the Sellers shall notify the Buyer of any proposed changes.  If the parties cannot agree on a Section 338 Allocation or the form and content of the IRS Form 8883, the dispute shall be resolved by the Independent Accounting Firm consistent with the methodology set forth in Schedule 6.2(c) of the Disclosure Letter and Treasury Regulation Section 1.338-6 before the date that is the date the Section 338 Election is required to be made, with the cost of such resolution to be determined pursuant to Section 2.3(c).

(d)           The Section 338 Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be) shall be used in preparing IRS Form 8883 (and any similar forms required under state or local Law), which form shall be completed, executed and delivered by the parties as soon as reasonably practicable after the finalization of the Section 338 Allocation, but in no event later than sixty (60) days before the due date for the filing of such form.  The Buyer and the Sellers agree to file and to cause the Company to file all federal, state, local and foreign Returns in accordance with the Section 338 Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be), and agree not to take, or cause to be taken, any action that would be inconsistent with such Section 338 Allocation in any Return.  For the sake of clarity, subject to the provisions of this subsection (d), the Buyer (and not the Sellers) shall be responsible for filing the Section 338(h)(10) Election executed by both parties.

Section 6.3             Cooperation on Tax Matters.  The parties shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in all Tax matters, including in preparing and filing all Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, and including maintaining and making available to each other all records necessary in connection with Taxes of the Company and its Subsidiaries and the Sellers.  The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 6.4            Tax Returns.

(a)           The Sellers shall properly prepare or cause to be properly prepared and, if permitted to be filed by the Sellers, timely file (i) all S Corporation Returns of the Company for periods ending on or before the Closing Date and (ii) all other Income Tax Returns of the Company or its Subsidiaries for any Pre-Closing Tax Period (other than

Income Tax Returns for any Straddle Period), and pay any Income Taxes payable with respect thereto.  Except to the extent otherwise required by Law, all such Returns shall be prepared consistent with past practices for such entities.  Such Returns shall not include any income resulting from any transaction outside the ordinary course of business undertaken on the Closing Date after the Closing at the direction of the Buyer.  The Sellers shall provide the Buyer with drafts of all Returns of the Company and its Subsidiaries prepared by the Sellers due after the Closing no later than thirty (30) days prior to the earlier of the due date or filing date thereof and the Buyer shall have the right to review and provide comments on any such Returns during the fifteen (15) day period following the receipt of such Returns.  Any disputed comments shall be resolved in accordance with Section 6.4(b)(iii).

(b)           The Buyer or the Company shall (i) properly prepare or cause to be properly prepared all Returns of the Company or its Subsidiaries (other than Returns referred to in the first sentence of Section 6.4(a)) that are required to be filed after the Closing Date, and (ii) timely file or cause to be timely filed each Return required to be filed by the Company or its Subsidiaries after the Closing Date.  Except to the extent otherwise required by Law, such Returns for a Straddle Period shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries.

(i)            The Buyer or the Company shall provide the Sellers with drafts of all Returns of the Company and its Subsidiaries prepared by the Buyer or the Company no later than thirty (30) days prior to the earlier of the due date or filing date thereof, but only to the extent such Returns would impact Returns previously filed by the Sellers, or affect Taxes which the Sellers may be liable under applicable Law or this Agreement.  The Sellers shall have the right to review and provide comments on any such Returns during the fifteen (15) day period following the receipt of such Returns.  Any disputed comments shall be resolved in accordance with Section 6.4(b)(iii).

(ii)           No later than three (3) Business Days prior to the due date for the payment of any Taxes with respect to any Income Tax Return of the Company or its Subsidiaries filed by the Buyer or the Company or its Subsidiaries for any Pre-Closing Tax Period (giving effect to any extension), the Sellers shall pay the Company an amount equal to the portion of the Income Taxes attributable to the Pre-Closing Tax Period, as determined pursuant to Section 6.5, as applicable, to the extent that such Taxes are not reflected as a liability in the Closing Net Working Capital as finally determined pursuant to Section 2.3.

(iii)          The Sellers and the Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Returns and, if they are unable to do so, the items disputed pursuant to Section 6.4(a) or Section 6.4(b)(i), as applicable, shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by the Independent Accounting Firm.  Upon resolution of all such items, the relevant Return shall be timely filed on that basis; provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Return that is the subject of a disagreement is due, such Return may be filed as prepared by the Buyer and the Company, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution.  The costs and expenses relating to the dispute resolution shall be borne equally by the parties hereto.

Section 6.5             Straddle Periods.  For purposes of this Agreement, in the case of any Taxes that are payable for a taxable period that begins on or before, and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes that relate to the Pre-Closing Tax Period (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended at 5:00 P.M. Eastern time on the Closing Date.  To the extent permissible under applicable Law, the parties shall cause the Tax period of the Company in each applicable jurisdiction to end at 5:00 P.M. Eastern time (or otherwise) on the Closing Date.

Section 6.6            Amended Returns, Tax Refunds and Loss Carrybacks. The Buyer shall not (i) amend any Income Tax Return filed with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Return with respect to a Straddle Period), (ii) make any retroactive election in respect of Income Taxes or (iii) take any similar action that has an adverse effect on Seller’s tax liability, in each case without the express written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or denied.

(b)           Any refunds or credits of Income Taxes attributable to Pre-Closing Tax Periods of the Company or any Subsidiary, plus any interest received with respect thereto from the applicable Governmental Authority (including refunds or credits arising by reason of amended Returns filed after the Closing Date) shall be the property of and held in trust for Sellers and shall be paid by the Buyer to Sellers within ten (10) Business Days after the Buyer or any of its Affiliates receives such refund or after the relevant Return is filed in which the credit is actually recognized by the Buyer or any of its Affiliates, except to the extent any such refund is reflected as a current asset in the Closing Net Working Capital as finally determined pursuant to Section 2.3.

(c)           If applicable, the Buyer shall elect, and shall cause its Affiliates to elect, to waive any right to carry back any item of loss, deduction or credit of any of the Company or its Subsidiaries that arises in a taxable year or period ending after the Closing Date to any taxable year or period ending on or before the Closing Date under Section 172(b)(3) of the Code or any comparable provision of state or local Tax Law.

Section 6.7            Tax Payment.

(a)           The Buyer shall be responsible for, and shall promptly and timely pay to the Sellers pursuant to Section 2.2 and Section 2.3, an amount equal to the Section 338(h)(10) cost (the “Section 338(h)(10) Cost”).

(b)           The Section 338(h)(10) Cost equals 20% of the net income or gain resulting from the Section 338(h)(10) Election that is attributable to the recognition of items of gain, income, loss, and deduction that were previously unrecognized under the cash method of accounting (such amount, the “CTA Liability”); plus an additional “gross-up” payment in respect of U.S. federal, state and local Taxes payable by the Sellers by virtue of the increase in the Purchase Price attributable to the Section 338(h)(10) Cost (such amount, the “Gross-Up Payment”) so that the net realized value by the Sellers, on an after-tax basis, after receipt by the Sellers of the Gross-Up Payment, equals the CTA Liability.

(c)           The Company shall make commercially reasonable efforts to keep the CTA Liability to $8,000,000 or less by the Closing Date.

(d)           The maximum aggregate amount of the CTA Liability which may be recovered from the Buyer under this Agreement shall be an amount equal to $8,000,000; provided, that the foregoing limitation shall not apply to the Gross-Up Payment.

(e)           The amount of the Gross-Up Payment shall be determined in accordance with Schedule 6.7 of the Disclosure Letter.  In no event shall the Sellers be required to make available their personal Returns or other personal Tax information.

Section 6.8            Tax Contests.

(a)           The Buyer shall promptly notify the Sellers in writing upon receipt by the Buyer or the Company of a written notice of any pending or threatened Tax audits or assessments for which the Sellers may be liable under applicable Law or under this Agreement (“Tax Contest Claims”); provided, however, no failure or delay by the Buyer to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except that nothing contained herein shall prevent the Sellers from making a claim for damages incurred if the Sellers are actually prejudiced thereby.  The Buyer and the Sellers shall cooperate with each other in the conduct of any Tax Contest Claim.  The Sellers shall have the right to control the conduct of any Tax Contest Claim for which one or more of the Sellers are liable under applicable Law or under this Agreement for any amount of Tax payable with respect to such Tax Contest Claim (any such claim, a “Sellers’ Tax Contest Claim”) and shall bear the full cost of pursuing any such claim.  However, if in the sole discretion of the Buyer the matter could reasonably be expected to adversely affect the Buyer or the Company with respect to any taxable period or portion thereof beginning after the Closing Date (a “Post-Closing Tax Period”) or with respect to a Tax for any period for which Seller is not liable to pay hereunder:

(i)            the Sellers shall keep the Buyer informed regarding the progress and substantive aspects of any Sellers’ Tax Contest Claim, including providing the Buyer with all written materials relating to such Tax proceeding received from the relevant Governmental Authority or presented to such Governmental Authority by Sellers;

(ii)                                  the Buyer shall be entitled to participate in any Sellers’ Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any Sellers’ Tax Contest Claim and attending any conferences relating to any Sellers’ Tax Contest Claim; and

(iii)                               the Sellers shall not compromise or settle a Sellers’ Tax Contest Claim, without obtaining the Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied; provided, that such consent shall only be necessary if a compromise or settlement of any Sellers’ Tax Contest Claim would reasonably be expected to result in adverse tax consequences to the Buyer or the Company.

(b)                                 Except as otherwise provided herein, the Buyer shall control all other audit, examination or administrative or judicial proceedings in respect of Taxes.

Section 6.9                                      Conflict with Article VII.  In the event of any conflict between Article VII and this Article VI with respect to indemnification for Taxes, this Article VI shall control.  Any provision of Article VII not in conflict with this Article VI but that is supplemental or additive to the provisions of this Article VI shall be deemed incorporated into this Article VI.  There shall be no duplication of recovery for any Losses or Taxes indemnified or paid pursuant to this Article VI and Article VII or any other provision of this Agreement.

Section 6.10                                Transfer Taxes.  The Sellers and the Buyers shall each be liable for, and shall indemnify the other for, 50% of all Transfer Taxes (and any interest, penalties or additions to such Transfer Taxes) resulting from the transactions contemplated by this Agreement.  “Transfer Tax” means any Tax imposed on the transferor or transferee of property by any taxing jurisdiction by reason of the transfer, or any Tax that becomes a lien on the property transferred by reason of the transfer, including without limitation any stamp duty, sales, use or excise Tax, real estate transfer Taxes or Taxes of a similar nature, including any interest, penalties or additions to Tax that become payable with respect to such Tax.  “Transfer Tax” shall not include any Taxes imposed on a seller or transferor of property that is measured by reference to the net income or gain of the seller or transferor.  The Sellers and Buyer shall fully cooperate with respect to the filing of any Returns and any Tax audits or assessments related to such Transfer Taxes.

Section 6.11                                Treatment of Payments.  The parties agree to treat any indemnity payments under the terms of this Agreement and the Section 338(h)(10) Cost as an adjustment to the Purchase Price for all Income Tax purposes.

Section 6.12                                Successors.  For purposes of this Article VI, reference to any entity shall include successors.

ARTICLE VII
INDEMNIFICATION

Section 7.1                                      Survival of Representations and Warranties.

(a)                                  The representations and warranties of the Company (including with respect to the Sellers) and the Buyer contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1(a) and 4.1 relating to organization, Section 3.2 and 4.2 relating to authority, Section 3.4 relating to capitalization and title, Section 4.6 relating to Parent Common Stock, Section 3.15(k) relating to “S” corporation status and Sections 3.24 and 4.4 relating to broker fees, finder’s fees and Transaction Expenses shall survive until 5:00 P.M. Eastern time on the 30th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  The representations and warranties in Sections 3.1(a), 3.2, 3.4, 3.15(k), 3.24, 4.1, 4.2, 4.4 and 4.6 are collectively referred to herein as the “Core Representations”.

(b)                                 None of the Company, the Sellers (directly or through the Indemnity Escrow Fund) or the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 7.2                                      Indemnification by the Sellers.

(a)                                  From and after the Closing, the Buyer and its Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) shall be indemnified, defended and held harmless by the Sellers solely from the Indemnity Escrow Fund, from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i)                                     any breach of any representation or warranty made by the Company (including with respect to the Sellers) contained in Article III of this Agreement;

(ii)                                  any breach of any covenant or agreement by the Sellers or the Company contained in this Agreement; and

(iii)                               the reclassification of personnel as described in Schedule 3.11(c) of the Disclosure Letter.

(b)                                 Notwithstanding the foregoing, the Tishman Group, on the one hand, and the Vissicchio Group, on the other hand, shall severally, and not jointly and not jointly and severally, subject to Section 9.14, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i)                                     any breach of any representation, warranty, covenant or agreement in the Core Representations (other than Sections 4.1, 4.2, 4.4 and 4.6), Section 5.2, Section 5.6 and Article VI;

(ii)                                  medical benefits to which an employee of the Company may be entitled by reason of his or her retirement pursuant to any plan, policy, program,

agreement or arrangement sponsored by the Company prior to Closing (including the Tishman Realty and Construction Co. Group Health Plan or any successor plan), other than benefits required to be provided pursuant to Section 4980B of the Code, Section 601 of ERISA or any similar state law; and

(iii)                               the Tishman Construction Corporation Deferred Compensation Plan or any similar or successor plan sponsored by the Company prior to the Closing.

Section 7.3                                      Indemnification by the Buyer.  From and after the Closing the Buyer shall defend, indemnify and hold harmless the Sellers and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by the Buyer contained in Article IV of this Agreement;

(b)                                 any breach of any covenant or agreement by the Buyer or the Parent contained in this Agreement; and

(c)                                  the Contract and matters set forth in Schedule 7.3(c) of the Disclosure Letter.

Section 7.4                                      Procedures.

(a)                                  Third Party Actions.

(i)                                     In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver a written notice thereof (describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnified Party asserting the Third Party Claim) to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after such Indemnified Party receives written notice or otherwise obtains knowledge of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure by the Indemnified Party to provide such written notice, however, (so long as a notice pursuant to this Section 7.4(a)(i) is given before the expiration of the applicable period set forth in Section 7.1(a)) shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim.

(ii)                                  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Where the Sellers are the Indemnifying Party, they shall have the right to an advancement or reimbursement of their defense costs from time to time from the Indemnity Escrow Fund, pursuant to the terms of the Escrow Agreement, if the Sellers have assumed the defense of such Third Party Action pursuant hereto.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with this Section 7.4(a)(ii), the Indemnified Party shall have the sole right to proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, that the Indemnified Party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel or other expenses incurred on behalf of the Indemnified Party in connection with such matter shall be at the expense of the Indemnified Party, unless (A) the Indemnifying Party fails to defend diligently or in good faith the action or proceeding within fifteen (15) days after receiving notice of such failure from the Indemnified Party, (B) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (C) the Indemnified Party reasonably determines (upon advice of its counsel) that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest or, with respect to such claims, the Indemnifying Party and Indemnified Party may have different, conflicting, or adverse legal positions or interests, or (D) the Indemnified Party reasonably determines (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party.

(iii)                               If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate in all reasonable ways with the Indemnifying Party and its agents in such defense and make available to the Indemnifying Party all witnesses, Indemnified Party’s employees, advisors and agents, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s direct or indirect control relating thereto as is reasonably required by the Indemnifying Party.  The Indemnifying Party shall bear all out-of-pocket expenses of the Indemnified Party under this Section 7.4(a)(iii).

(iv)                              The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim (whether or not the Indemnified Party is an actual or potential party to such claim) if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing, (y) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (z) imposes equitable remedies or any obligation, including a restriction of the conduct of business in the future, on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(v)                                 The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(vi)                              To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person (other than any customer of the Indemnified Party or any of the Indemnified Party’s Affiliates, unless such customer restriction is waived by the Indemnified Party in its sole and absolute discretion) with respect to any Losses to which such indemnification payment is directly related; provided, that to the extent the Indemnifying Party is not entitled to exercise, or be subrogated to, such rights and remedies against a customer of the Indemnified Party or any of the Indemnified Party’s Affiliates, then notwithstanding anything else to the contrary contained herein, the Indemnified Party shall not be entitled to any indemnification with respect to such Losses under this Article VII that could reasonably be expected to have been indemnified, contributed or recovered if the Indemnifying Party had been able to exercise, or be subrogated to, such rights and remedies against such customer, and such Losses shall not be counted toward satisfaction of the Deductible.

(b)                                 Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver a written notice of such claim with reasonable promptness to the Indemnifying Party and the Escrow Agent, if applicable, of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim, which notice (i) must certify that the Indemnified Party has in good faith already sustained some (though not necessarily all) Losses with respect to such claim, and (ii) if the Indemnified Party is asserting a claim for breach of any of the representations and warranties contained in Section 3.16 (an “Environmental Breach”), must be accompanied by a written report from a reputable nationally or regionally recognized environmental consulting firm confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed.  The failure to provide such notice, however, (so long as a notice pursuant to this Section 7.4(b), including the requisite certification, is given before the expiration of the applicable period set forth in Section 7.1(a)) shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced thereby and shall not relieve the Indemnifying

Party from any other obligation or liability that it may have to the Indemnified Party pursuant to this Article VII.  Indemnification Limitations and Conditions.

Section 7.5                                      Indemnification Limitations and Conditions.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement:  (i) neither of the Sellers nor the Indemnity Escrow Fund, on the one hand, nor the Buyer, on the other hand, shall be liable for any claim for indemnification pursuant to Section 7.2(a)(i) or Section 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers and the Indemnity Escrow Fund, on the one hand, or the Buyer, on the other hand, exceeds $4,000,000 (the “Deductible”), in which case the Indemnified Party shall be entitled to recover such Losses arising out of or relating to such claims only to the extent in excess thereof, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers and the Indemnity Escrow Fund, on the one hand, and the Buyer, on the other hand, arising out of or relating to the causes set forth in Section 7.2(a)(i) or Section 7.3(a), as the case may be, shall be an amount equal to $30,000,000, (iii) any indemnification claim pursuant to Section 7.2(a)(i) or Section 7.3(a), as the case may be, involving Losses of less then $50,000 shall not be entitled to indemnification under this Article VII and shall not be counted toward satisfaction of the Deductible; provided, that the foregoing clauses (i), (ii) and (iii) shall not apply to Losses arising out of or relating to the breach of any representation or warranty made in any Core Representation, (iv) the Sellers, whose liability with respect to Section 7.2(a) shall be solely through the Indemnity Escrow Fund, shall only be liable through the Indemnity Escrow Fund for fifty percent (50%) of any Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a)(iii) and (v) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Indemnity Escrow Fund pursuant to Section 7.2(a)(iii) shall be $3,000,000.  No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the Indemnified Party to the Indemnifying Party in accordance with Section 7.4.  The Indemnified Party may not make a claim for indemnification under Section 7.2(a)(i) or Section 7.3(a), as the case may be, for breach of a particular representation or warranty after the expiration of the survival period thereof specified in Section 7.1, and the Buyer Indemnified Parties may not make a claim for indemnification under Section 7.2(a) after the first Business Day following the 18-month anniversary of the Closing Date; provided, however, that if a claim is made hereunder prior to the expiration of such survival period, the right to indemnification under Section 7.2(a) shall survive as to such claim until such claim has been finally resolved.

(b)                                 Except for (i) remedies for injunctive relief or specific performance, (ii) claims for fraud against the party committing such fraud (and, for the avoidance of doubt, none of the indemnification limitations in Sections 7.1 or 7.5(a) would be applicable to any such claims) or (iii) claims arising from Losses described in Section 7.2(b), the indemnification rights set forth in Article VI and this Article VII shall be (x) the sole and exclusive remedy of the Buyer Indemnified Parties (and shall only be enforceable against the Indemnity Escrow Fund) whether in contract, tort or otherwise, for any claim arising out of this Agreement or the transactions contemplated hereunder, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein and neither the Buyer, the Parent nor any of their Affiliates (or anyone claiming by or through them) shall seek or claim, whether by or through attempted piercing the corporate veil, alter ego or similar theory or claim, as applicable, by or through any other claim (whether in tort, contract or otherwise), or by virtue of any applicable Law, that any Seller or any Affiliate of any Seller has any liability or obligation hereunder or with respect to any of the transactions contemplated hereby other than as set forth in Article VI and this Article VII (including clauses (i) through (iii) of this Section 7.5(b)), and (y) the sole and exclusive remedy of the Seller Indemnified Parties whether in contract, tort or otherwise, for any claim arising out of this Agreement or the transactions contemplated hereunder, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

(c)                                  An Indemnified Party shall use commercially reasonable efforts to mitigate any Loss for which an indemnification claim is asserted pursuant to this Article VII, including, without limitation, seeking insurance recoveries and other indemnification or contribution recoveries; provided, however, that the Indemnified Party shall determine, in its sole and absolute discretion, whether to seek recovery for any Losses from any of the Indemnified Party’s or its Affiliates’ (including, in the case of the Buyer Indemnified Parties, the Company’s and each of its Subsidiaries’) clients or whether to take any other action that could reasonably be expected to adversely affect client relations or the conduct of its business in the future; provided, further that in the event an Indemnified Party fails to take such commercially reasonably efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Indemnified Party shall not be entitled to any indemnification with respect to such Losses under this Article VII that could reasonably be expected to have been avoided if the Indemnified Party had taken such efforts, and such Losses shall not be counted towards the satisfaction of the Deductible.

(d)                                 Notwithstanding any other provision of this Agreement, if the Indemnifying Party makes any payment or incurs expenses (including without limitation attorneys’ fees) in connection with an indemnity claim for which it is ultimately determined that the Indemnified Party is not entitled to indemnification or is entitled to indemnification in a lesser amount than originally determined, the Indemnified Party shall promptly reimburse the Indemnifying Party for the amount of such overpayment or expenses, including, without limitation, (i) as a result of any subsequent receipt of insurance, indemnity or contribution payments by the Indemnified Party after the indemnification payment was made and (ii) indemnification payments to which the Indemnified Party was not entitled pursuant to Section 7.4(a)(vi) or Section 7.5(c).

Section 7.6                                      Indemnity Escrow Fund.  The specific terms of the Indemnity Escrow Fund shall be governed by the Escrow Agreement.  Subject and pursuant to the procedures contained in the Escrow Agreement, the Buyer, on behalf of itself and the other Buyer Indemnified Parties, shall be entitled to withdraw assets from the Indemnity Escrow Fund to compensate the Buyer Indemnified Parties for any indemnified Losses pursuant to Section 7.2.

ARTICLE VIII
GUARANTEE

The Parent hereby unconditionally and absolutely guarantees to the Sellers the prompt and full payment and performance of all covenants, agreements and other obligations of the Buyer hereunder, including the Buyer’s indemnification obligations pursuant to Article VII, and under the Ancillary Agreements and the obligations of the Company hereunder and under the Ancillary Agreements after the Closing.  The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any assignment, modification, waiver, release, supplement, extension or other change in the terms of all or any of the obligations of the Buyer hereunder or under the Ancillary Agreements or the obligations of the Company and its Subsidiaries for any other reason whatsoever.  The Parent, the Buyer and the Company hereby waive any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that the Sellers exhaust any right or take any action against the Parent, the Buyer or the Company in respect of any of their obligations hereunder, under the Ancillary Agreements or otherwise.  The parties hereto agree that any third party beneficiaries to this Agreement and any other parties to the Ancillary Agreements (including Tishman Hotel & Realty LP and  TTV Realty Holdings Inc.) shall be a third party beneficiary of this Agreement and, shall be entitled to rely on and shall be entitled to enforce the provisions of, this Article VIII.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                      Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the execution and delivery of the Ancillary Agreements, shall be paid by the party incurring such fees or expenses; provided, that after the Closing, the Transaction Expenses shall be borne and paid by the Sellers and not by the Company or its Subsidiaries.  Notwithstanding the foregoing, the Buyer shall pay the filing fees relating to any filings required to be made under the HSR Act.

Section 9.2                                      Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3                                      Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                                                                     if to the Sellers, to:

Daniel R. Tishman
c/o Tishman Realty Corporation
666 5th Avenue, 38th Floor
New York, New York 10103
Email:   dtishman@tishman.com
Facsimile:   (212) 489-9694

and

John A. Vissicchio
c/o Tishman Realty Corporation
666 5th Avenue, 38th Floor
New York, New York 10103
Email:   vickers@tishman.com
Facsimile:   (212) 708-6894

and

Tishman Holdings I, L.L.C.
c/o Tishman Realty Corporation
666 5th Avenue, 38th Floor
New York, New York 10103
Attention:  Daniel R. Tishman
Email:   dtishman@tishman.com
Facsimile:   (212) 489-9694

and

Tishman Holdings II, L.L.C.
c/o Tishman Realty Corporation
666 5th Avenue, 38th Floor
New York, New York 10103
Attention:  John A. Vissicchio
Email:   vickers@tishman.com
Facsimile:   (212) 708-6894

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attention:  David N. Shine
Email:  david.shine@friedfrank.com
Facsimile:  (212) 859-4000

(ii)                                                                                  if to the Buyer or Parent, to:

AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071
Attention:  Alan P Krusi and Eric Chen
Email: alan.krusi@aecom.com; eric.chen@aecom.com
Facsimile:  (213) 593-8184

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067-3026
Attention:  Jonathan K. Layne, Esq.
Email:  jlayne@gibsondunn.com
Facsimile: (310) 552-7053

Section 9.5                                      Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.6                                      Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the confidentiality agreement dated June 18, 2009, between the Company and the Parent (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all prior written agreements (including without limitation, the Letter of Intent, dated March 1, 2010, between the Company, the Sellers and the Parent), arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.7                                      No Third-Party Beneficiaries.  Except as provided in Section 5.10, Article VII and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.8                                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 9.9                                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided, further that no assignment shall limit the assignor’s or the Parent’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, heirs, executors and assigns.

Section 9.10                                Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11                                Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.12                                Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13                                Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14                                Seller Obligations.  Notwithstanding any other provision of this Agreement, (a) all liabilities and obligations of the Tishman Group, on the one hand, and the Vissicchio Group, on the other hand, under this Agreement and in connection with the transactions contemplated hereby shall be (i) several, and not joint and not joint and several, and (ii) unless otherwise expressly provided herein (including, without limitation, in clause (b) of this Section 9.14), pro rata based on the percentage of the Company owned by the Tishman Group and the Vissicchio Group, as applicable and (b) any misrepresentation or failure to perform any covenant or agreement by or with respect to any member of the Tishman Group, on the one hand, and/or the Vissicchio Group, on the other hand, shall be solely the liability or obligation of the group to which such misrepresentation, non-performance or non-compliance is attributable or relates.

Section 9.15                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16                                Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.17                                No Presumption Against Drafting Party.  Each of the Buyer, the Parent, the Company and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Buyer, the Parent, the Company and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AECOM TECHNICAL SERVICES, INC.

By:	/s/ Eric Chen
Name: Eric Chen
Title:

AECOM TECHNOLOGY CORPORATION

By:	/s/ Eric Chen
Name: Eric Chen
Title: Senior Vice President, Corporate Finance

TISHMAN CONSTRUCTION CORPORATION

By:	/s/ Paul Praylo
Name: Paul Praylo
Title:

SELLERS

/s/ Daniel R. Tishman
Daniel R. Tishman

/s/ John A. Vissicchio
John A. Vissicchio

Tishman Holdings I, L.L.C.

By:	/s/ Daniel R. Tishman
Name: Daniel R. Tishman
Title: Member

Signature page to Stock Purchase Agreement

Tishman Holdings II, L.L.C.

By:	/s/ John A. Vissicchio
Name: John A. Vissicchio
Title:Member

Signature page to Stock Purchase Agreement